UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SUPERVALU INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders
To Be Held Wednesday, July 19, 2017
The Annual Meeting of Stockholders of SUPERVALU INC. will be held on Wednesday, July 19, 2017, at 9:30 a.m., Central Time, at the SUPERVALU INC. headquarters, 11840 Valley View Road, Eden Prairie, MN 55344, for the following purposes:

1)	to elect nine directors;

2)	to ratify the appointment of KPMG LLP as the independent registered public accounting firm;

3)	to hold an advisory vote on executive compensation;

4)	to hold an advisory vote on the frequency of conducting an advisory vote on executive compensation;

5)
to authorize the Board of Directors, in its discretion, to amend our Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio of 1-for-5 to 1-for-7, such ratio to be determined by the Board of Directors; and

6)	to transact such other business as may properly come before the meeting.
Record Date
The Board of Directors has fixed the close of business on May 22, 2017 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the meeting. Holders of SUPERVALU’s common stock are entitled to one vote for each share held of record on the record date.
IMPORTANT: We hope you will be able to attend the meeting in person, and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy by mail or follow the instructions on your proxy card to vote and confirm your attendance by telephone or the Internet.
PLEASE NOTE THAT YOU WILL NEED PROOF
THAT YOU OWN SUPERVALU STOCK TO BE ADMITTED TO THE MEETING
Record stockholder: If your shares are registered directly in your name, please bring proof of stock ownership.
Shares held in street name by a broker or a bank: If your shares are held for your account in the name of a broker, bank or other nominee, please bring a current brokerage statement, letter from your stockbroker or other proof of stock ownership to the meeting.
If you need special assistance because of a disability or if you need directions to attend the meeting and vote in person, please contact the Corporate Secretary’s office, by mail at P.O. Box 990, Minneapolis, Minnesota 55440 or by telephone at (952) 828-4000.

BY ORDER OF THE BOARD OF DIRECTORS

Karla C. Robertson Executive Vice President, General Counsel and Corporate Secretary
June 5, 2017

ATTENDING THE ANNUAL MEETING OF STOCKHOLDERS
Attending in person

•	Doors open at 9:00 a.m. Central Time

•	Meeting starts at 9:30 a.m. Central Time

•	You do not need to attend the meeting to vote if you submitted your proxy in advance of the meeting

•	The use of cameras and recording devices is prohibited
Anyone can listen to the meeting live via the Internet at www.supervalu.com. Stockholders will not have the ability to vote or submit questions via this webcast. If you are not able to attend the meeting in person, you are encouraged to vote by submitting your proxy in advance of the meeting.

PROXY STATEMENT TABLE OF CONTENTS

VOTING PROCEDURES	1
ATTENDING THE ANNUAL MEETING	2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	2
SECURITY OWNERSHIP OF MANAGEMENT	4
MEETINGS OF THE BOARD OF DIRECTORS	4
COMMITTEES OF THE BOARD OF DIRECTORS	4
BOARD PRACTICES	7
ELECTION OF DIRECTORS (ITEM 1)	13
DIRECTOR COMPENSATION	18
COMPENSATION DISCUSSION AND ANALYSIS	21
REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE	35
EXECUTIVE COMPENSATION	36
REPORT OF THE AUDIT COMMITTEE	47
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES	48
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)	48
ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 3)	49
ADVISORY VOTE ON THE FREQUENCY OF CONDUCTING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 4)	49
AUTHORIZATION OF THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A RATIO OF 1-FOR-5 TO 1-FOR-7, SUCH RATIO TO BE DETERMINED BY THE BOARD OF DIRECTORS (ITEM 5)	50
OTHER INFORMATION	55

APPENDIX A—SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION	A-1
APPENDIX B—FORM OF THE CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION	B-1

PROXY STATEMENT
The Board of Directors of SUPERVALU INC. (“SUPERVALU,” the “Company,” “we,” “us” or “our”) is soliciting proxies for use at the 2017 Annual Meeting of Stockholders to be held on Wednesday, July 19, 2017, at 9:30 a.m., Central Time, at the Company’s headquarters, 11840 Valley View Road, Eden Prairie, MN 55344, and at any adjournment or postponement of the meeting. The proxy materials were either made available to you over the Internet or mailed to you beginning on or about June 5, 2017.
VOTING PROCEDURES
Number of Shares Outstanding
SUPERVALU’s common stock is the only class of capital stock outstanding. The holders of common stock are entitled to one vote for each share held. As of May 22, 2017, the record date for the meeting, 268,531,927 shares of common stock were outstanding and are eligible to vote at the meeting.
Vote Required; Method of Counting Votes; and Board of Directors’ Recommendations
You may vote “FOR,” “AGAINST” or “ABSTAIN” on Items 1, 2, 3 and 5, and you may vote for “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” on Item 4, each as described below. If you submit your proxy, but abstain from voting, your shares will be counted as present at the meeting for the purpose of determining a quorum.
The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

Item	Vote Required	Board Recommendation	Broker Discretionary Voting Allowed	Impact of Abstention	Impact of Broker Non-Vote
Item 1—Election of nine directors	Majority of votes cast (1)	For	No	None	None
Item 2—Ratification of the appointment of KPMG LLP as the independent registered public accounting firm	Majority of the shares present and entitled to vote	For	Yes	Against	N/A
Item 3—Advisory vote on executive compensation	We will consider our stockholders to have approved our executive compensation if the number of votes FOR exceeds the number of votes AGAINST	For	No	None	None
Item 4—Advisory vote on the frequency of conducting an advisory vote on executive compensation	We will consider our stockholders to have approved the frequency of conducting an advisory vote (every one, two or three years) receiving the highest number of votes	For one year	No	None	None
Item 5—Authorization of the Board of Directors, in its discretion, to amend our Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio of 1-for-5 to 1-for-7, such ratio to be determined by the Board of Directors
	Majority of the outstanding shares entitled to vote	For	No	Against	Against

(1)
If the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. A plurality means that the nine director nominees who receive the highest number of votes cast will be elected.

YOUR VOTE IS VERY IMPORTANT. Whether or not you expect to attend the meeting in person, please submit your proxy vote in one of the following ways:

•	Voting by Mail. If you wish to vote by mail, please sign, date and return the enclosed proxy card promptly in the postage-paid envelope provided.

•
Voting by Telephone and the Internet. If you wish to vote by telephone or the Internet, please follow the instructions on the enclosed proxy card. If you vote by telephone or the Internet, you do not need to return the proxy card.

•
Shares Held in Street Name. If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares. Telephone and Internet voting are also available to stockholders owning stock through most major banks and brokers.

•
Revoking Your Proxy. You may revoke your proxy at any time before your shares are voted by sending a written statement to the Corporate Secretary, or by submitting another proxy with a later date. You may also revoke your proxy by voting at the meeting in person.

It is important that all stockholders vote. If you submit a proxy by mail, telephone or the Internet without indicating how you want to vote, your shares will be voted as recommended by the Board of Directors.
ATTENDING THE ANNUAL MEETING
If you plan to attend the Annual Meeting in person, you will need to provide proof that you own SUPERVALU stock in order to be admitted to the meeting.

•
Record Stockholders. If you are a record stockholder (i.e., a person who owns shares registered directly in his or her name with SUPERVALU’s transfer agent) and plan to attend the meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

•
Owners of Shares Held in Street Name. Beneficial owners of SUPERVALU common stock held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

If you vote in person at the meeting, your vote will replace any votes you previously submitted by proxy.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information with respect to the only persons or groups known to us as of May 22, 2017 to be the beneficial owners of more than five percent of SUPERVALU common stock.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership	Percent of Class
(1)	BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	40,546,049	15.1%
(2)	The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	29,523,280	11.0%
(3)	North Tide Capital, 500 Boylston Street, Suite 1860, Boston, MA 02116	18,469,921	6.9%
(4)	LSV Asset Management, 155 N. Wacker Dr., Suite 4600, Chicago, IL 60606	13,549,892	5.0%

(1)
Share ownership is as of December 31, 2016, as set forth in a Schedule 13G/A (Amendment No. 5) filed with the Securities and Exchange Commission (the “SEC”) on January 17, 2017. According to that filing, BlackRock, Inc., a parent holding company, is deemed to beneficially own 40,546,049 shares of SUPERVALU common stock, with sole dispositive power as to all of such shares and sole voting power as to 39,915,904 shares.

(2)
Share ownership is as of December 31, 2016, as set forth in a Schedule 13G/A (Amendment No. 3) filed with the SEC on February 9, 2017. According to that filing, The Vanguard Group (“Vanguard”) is deemed to beneficially own 29,523,280 shares of SUPERVALU common stock. Vanguard reported sole voting power with respect to 319,823 shares, shared voting power with respect to 28,740 shares, sole dispositive power with respect to 29,192,232 shares and shared dispositive power with respect to 331,048 shares. The filing reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., has beneficial ownership of 302,308 shares as a result of its serving as investment manager of collective trust accounts, and that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., has beneficial ownership of 46,255 shares as a result of its serving as investment manager of Australian investment offerings.

(3)
Share ownership is as of December 31, 2016, as set forth in a Schedule 13G/A (Amendment No. 2) filed with the SEC on February 14, 2017. According to that filing, each of North Tide Capital, LLC (“North Tide”) and Conan Laughlin is deemed to beneficially own 18,469,921 shares of SUPERVALU common stock, and each has shared voting power and shared dispositive power with respect to all of such shares. North Tide Capital Master, LP (the “Master Fund”) is deemed to beneficially own 13,211,333 shares of SUPERVALU common stock and has shared voting power and shared dispositive power with respect to all of such shares. None of North Tide, Mr. Laughlin or the Master Fund has sole voting power or sole dispositive power with respect to any shares. Shares reported for North Tide represent shares that are beneficially owned by the Master Fund, as reported, and that are beneficially owned by other clients (the “Other Accounts”). North Tide serves as investment manager to both the Master Fund and the Other Accounts. Shares reported for Mr.

Laughlin represent the above referenced shares beneficially owned by the Master Fund and the Other Accounts. Mr. Laughlin serves as the Manager of North Tide. Each of the reporting persons disclaims beneficial ownership of the shares except to the extent of its or his pecuniary interest therein. Based on a Schedule 13F filed on May 15, 2017 for the quarter ended March 31, 2017, North Tide reported that it owned 10,000,000 shares of SUPERVALU common stock, which would represent ownership of 3.7% of outstanding SUPERVALU common stock.

(4)
Share ownership is as of December 31, 2016, as set forth in a Schedule 13G filed with the SEC on February 6, 2017. According to that filing, LSV Asset Management, an investment adviser, is deemed to beneficially own 13,549,892 shares of SUPERVALU common stock, with sole dispositive power as to all of such shares and sole voting power as to 6,879,311 shares.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth information as of May 22, 2017 concerning beneficial ownership of SUPERVALU’s common stock by each director and director nominee, for each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”) and for all of our directors and executive officers as a group.
The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Donald R. Chappel	294,562	*
Irwin S. Cohen	230,497	*
Philip L. Francis	187,065	*
Eric G. Johnson	121,773	*
Mathew M. Pendo	52,301	*
Francesca Ruiz de Luzuriaga	41,708	*
Frank A. Savage	99,733	*
Gerald L. Storch	182,919	*
Mary A. Winston	28,375	*
Mark Gross	552,559	*
Bruce H. Besanko	972,841	*
Michael C. Stigers	381,691	*
James W. Weidenheimer	34,133	*
Rob N. Woseth	518,209	*
Eric A. Claus	0	—
Susan S. Grafton	306,012	*
Mark L. Van Buskirk	276,699	*
All current directors and executive officers as a group (17 persons)	4,560,458	1.7%

*	Less than 1%

(1)
All persons listed have sole voting and investment power with respect to all of the shares listed except the following non-employee directors who have sole voting power, but no investment power, over shares held in the SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Restatement), as follows: Mr. Chappel, 278,422 shares; Mr. Cohen, 224,357 shares; Mr. Francis, 174,925 shares; Mr. Johnson, 121,773 shares; Mr. Pendo, 52,301 shares; Ms. Luzuriaga, 36,708 shares; Mr. Savage, 99,733 shares; Mr. Storch, 182,919 shares; and Ms. Winston, 28,375 shares.

(2)
Includes shares underlying options exercisable or exercisable within 60 days of May 22, 2017, as follows: Mr. Chappel, 6,140 shares; Mr. Cohen, 6,140 shares; Mr. Francis, 6,140 shares; Mr. Gross, 552,559 shares; Mr. Besanko, 743,302 shares; Mr. Stigers, 323,626 shares; Mr. Weidenheimer, 19,905 shares; Mr. Woseth, 466,578 shares; Ms. Grafton, 245,889 shares; Mr. Van Buskirk, 239,055 shares; and all current directors and executive officers as a group, 2,886,059 shares.

MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors held six regularly scheduled meetings and five special meetings during fiscal 2017. Each incumbent director attended at least 75% of the meetings of the Board and its committees on which the director served.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board maintained three standing committees during fiscal 2017: Audit, Corporate Governance and Nominating, and Leadership Development and Compensation. Each of the Audit, Corporate Governance and Nominating, and Leadership Development and Compensation Committees has a separate written charter that is available on SUPERVALU’s website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.”

Membership on the Audit, Corporate Governance and Nominating, and Leadership Development and Compensation Committees is limited to non-employee directors who are independent under the New York Stock Exchange (“NYSE”) listing standards and under the rules of the SEC. For fiscal 2017, the Board of Directors determined that each of the following non-employee directors who served on one or more of such committees during fiscal 2017 was independent: Donald R. Chappel, Irwin S. Cohen, Philip L. Francis, Eric G. Johnson, Mathew M. Pendo, Matthew E. Rubel, Francesca Ruiz de Luzuriaga, Frank A. Savage and Mary A. Winston. No changes were made to the composition of the Board committees during fiscal 2017 other than arising from Mr. Rubel’s decision not to stand for reelection as a director at the 2016 Annual Meeting of Stockholders. Effective July 20, 2016, following the 2016 Annual Meeting of Stockholders, Mr. Chappel was appointed Chairman of the Leadership Development and Compensation Committee and simultaneously transitioned off of the Audit Committee, and Ms. Winston was appointed to each of the Leadership Development and Compensation Committee and the Audit Committee.
The following table lists the current membership on each Board committee:

Director	Audit Committee	Corporate Governance and Nominating Committee	Leadership Development and Compensation Committee
Donald R. Chappel			Chair
Irwin S. Cohen	Chair
Philip L. Francis		Chair
Eric G. Johnson		X
Mathew M. Pendo			X
Francesca Ruiz de Luzuriaga	X
Frank A. Savage		X
Mary A. Winston	X		X
Audit Committee
The following directors served on the Audit Committee in fiscal 2017: Donald R. Chappel, Irwin S. Cohen (Chairman), Francesca Ruiz de Luzuriaga and Mary A. Winston.
The Board determined that all such members of the Audit Committee were financially literate under the NYSE listing standards and that each member qualified as an “audit committee financial expert” under the NYSE listing standards and the rules of the SEC. The Audit Committee met seven times during fiscal 2017.
The primary responsibilities of the Audit Committee are to assist the Board of Directors in:

•	its oversight of our accounting and financial reporting principles and policies, and our internal controls and procedures;

•	its review and oversight of our financial statements and the independent registered public accounting firm;

•	selecting, appointing, compensating, evaluating and, where deemed appropriate, replacing the independent registered public accounting firm, which reports directly to the Audit Committee;

•	evaluating the independence of the independent registered public accounting firm;

•	its oversight of our major financial risk exposures and assessment of the steps that we have taken to assess and manage such exposures; and

•	its oversight of our compliance with legal and regulatory requirements.
In addition, the Audit Committee has the responsibility to:

•	review the scope of the annual audit plan and organizational structure of the internal auditors, and the results of the internal auditor’s activities;

•
regularly meet separately with the senior internal audit executive, who reports functionally to the Audit Committee and administratively to the Company’s Chief Financial Officer, and the independent registered public accounting firm;

•
review reports by the independent registered public accounting firm describing and assessing our internal controls and discuss the adequacy and effectiveness of our internal controls and any specified audit procedures taken in light of any material weakness or significant deficiencies identified by us or the independent registered public accounting firm; and

•
establish procedures concerning the receipt, retention and treatment of complaints regarding financial reporting, accounting, internal accounting controls or auditing and federal securities law matters.

Corporate Governance and Nominating Committee
The following directors served on the Corporate Governance and Nominating Committee in fiscal 2017: Philip L. Francis (Chairman), Eric G. Johnson and Frank A. Savage. The Corporate Governance and Nominating Committee met five times during fiscal 2017.
The primary responsibility of the Corporate Governance and Nominating Committee is to recommend a framework to assist the Board in fulfilling its corporate governance responsibilities. In carrying out this responsibility, the Corporate Governance and Nominating Committee establishes and regularly reviews the Board’s policies and procedures, which include:

•	criteria for the size and composition of the Board;

•	policies on the structure and operations of the Board, including its leadership structure and committees;

•	procedures for the conduct of Board meetings, including executive sessions of the Board;

•	policies on director retirement and resignation; and

•	criteria regarding personal qualifications needed for Board membership.
In addition, the Corporate Governance and Nominating Committee has the responsibility to:

•	consider and recommend nominations for Board membership and the composition of Board committees;

•	evaluate our Board practices and those of other well-managed companies and recommend appropriate changes to the Board (see “Board Practices” below);

•	evaluate the members of our Board on an annual basis and provide opportunities for director education;

•	consider governance issues raised by stockholders and recommend appropriate responses to the Board; and

•	consider appropriate compensation for directors.
For a description of the Corporate Governance and Nominating Committee’s processes and procedures for the consideration and determination of director compensation, see “Director Compensation.”
Leadership Development and Compensation Committee
The following directors served on the Leadership Development and Compensation Committee in fiscal 2017: Donald R. Chappel (Chairman), Mathew M. Pendo, Matthew E. Rubel (former Chairman) and Mary A. Winston. The Leadership Development and Compensation Committee met six times during fiscal 2017.
The primary responsibilities of the Leadership Development and Compensation Committee are to:

•	determine the process to evaluate the performance of the Chief Executive Officer (the “CEO”);

•
review and recommend the compensation of the CEO to the independent members of the Board who qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and as “outside directors” under Section 162(m) of the Internal Revenue Code (the “Code”);

•	review and recommend to the Board major changes in executive compensation programs, executive stock options and retirement plans for officers;

•	consider and make recommendations to the Board concerning the annual election of corporate officers and the succession plan for the CEO;

•	approve the compensation, including annual salaries and incentives, of “Section 16” officers and any other corporate officers who directly report to the CEO;

•	review and approve performance targets under our annual and long-term incentive compensation plans;

•	approve equity grants and awards under our stock plan, and approve bonus and other incentive plans of “Section 16” officers and any other corporate officers who directly report to the CEO;

•
retain or obtain the advice of and terminate any compensation consultant used to assist in the evaluation of directors and senior executives, including the CEO, and any outside legal counsel and other advisers, and to approve the terms of and fees for such retention; and

•	review with management the Compensation Discussion and Analysis and related disclosures.
For a description of the Leadership Development and Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis.”
In addition to the independence requirements of the NYSE for directors and compensation committee members, the Leadership Development and Compensation Committee members also qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and as “outside directors” under Section 162(m) of the Code.
Compensation Committee Interlocks and Insider Participation
The following directors served on the Leadership Development and Compensation Committee in fiscal 2017: Donald R. Chappel (Chairman), Mathew M. Pendo, Matthew E. Rubel (former Chairman) and Mary A. Winston. None of these individuals has ever served as an officer or employee of the Company or any of the Company’s subsidiaries or has any relationships with the Company or any of its subsidiaries requiring disclosure under “Board Practices—Policy and Procedures Regarding Transactions with Related Persons” below.
BOARD PRACTICES
In order to help our stockholders better understand our Board practices, we are including the following description of current practices. The Corporate Governance and Nominating Committee periodically reviews these practices.

Governance Highlights
✓	Independent Board Leadership: The independent directors on the Board have selected an independent Non-Executive Chairman of the Board to lead our Board governance functions.
✓	Majority Independent Directors: A super-majority of our Board is independent, and only independent directors serve on our Board committees.
✓	Board Refreshment: Six of our nine director nominees have served on our Board for less than four years.
✓	Annual Election of Directors: Our directors are elected annually.
✓
Board Evaluations: Our Board and each committee conducts an annual performance evaluation of itself, and directors conduct similar individual evaluations, which process is facilitated by an outside consultant.

✓	Diverse Experiences Represented on Board: Our Board nominees have broad perspectives, experiences and knowledge relevant to our business and include gender and ethnic diversity.
✓	Majority Voting: Our directors are elected by a majority vote, except in the case of a contested election. Any director who does not receive a majority vote must tender his or her resignation.
✓
Proxy Access: Stockholders who meet certain ownership, retention and other requirements set forth in our Bylaws may nominate for inclusion in our proxy statement a certain number of director candidates.

✓	Share Ownership Requirement: Directors are required to hold a minimum number of shares of our common stock with a transition period for new directors.
✓	No Poison Pill: We do not have a poison pill.
Leadership Structure
The Board determines the best board leadership structure for SUPERVALU from time to time. The Board believes that it is not in the best interest of the Company or our stockholders to have an inflexible rule regarding whether the offices of Chairman of the Board and CEO must be separate. When a vacancy occurs in the office of either the Chairman or the CEO, the Board will consider the specific characteristics and circumstances existing at that time and will determine whether the role of Chairman should be separate from that of the CEO and, if the roles are separate, whether the Chairman should be selected from the independent directors or from management.
In recent years, the Board has determined that it is in the best interests of the Company that the positions of Chairman of the Board and CEO be separate. The Board believes that this separation is appropriate as it allows the CEO to focus on leading the Company’s business operations and driving the Company’s growth strategies, while the Chairman focuses on leading the Board in its consideration of strategic issues and monitoring corporate governance and other stockholder issues. To the extent that the Chairman of the Board is not independent, the Board has appointed a separate independent lead director.
Mr. Storch, an independent director, has served as the Non-Executive Chairman of the Board since January 2014. Mr. Storch will not be standing for reelection as a director at the 2017 Annual Meeting of Stockholders. In considering this upcoming vacancy, the Board has determined that it remains in the best interests of the Company that the positions of Chairman of the Board and CEO remain separate. Accordingly, contingent on Mr. Chappel’s reelection as a director at the 2017 Annual Meeting of Stockholders, the Board has chosen Mr. Chappel as Mr. Storch’s successor. Mr. Chappel would begin to serve as Non-Executive Chairman of the Board immediately following the 2017 Annual Meeting of Stockholders. Mr. Chappel has been determined by the Board to be independent.
The primary responsibilities of our Non-Executive Chairman currently include:

•	ensuring that the respective responsibilities of the Board and management are understood, and that the boundaries between the Board and management responsibilities are respected;

•
working with the CEO to develop an appropriate schedule of Board meetings and seeking to ensure that the Board can perform its duties responsibly while recognizing and supporting the operational demands of the Company;

•	working with the CEO and Board members to develop the agendas for the Board meetings;

•	conferring with the Corporate Governance and Nominating Committee regarding recommendations for the membership of the Board’s committees and the selection and rotation of committee chairs;

•	chairing all meetings of the Board and presiding at all stockholder meetings;

•
scheduling, developing the agenda for and presiding at all executive sessions of the Board and at meetings of the Board’s outside directors, and communicating to the CEO the substance of the discussions occurring at such sessions and meetings;

•
acting as principal liaison between the non-employee directors and the CEO on sensitive issues, although any non-employee director maintains the right to communicate directly with the CEO on any matter;

•	serving as an ex officio member of each committee and working with the Board committee chairs on the performance of their designated roles and responsibilities;

•
assessing and advising the CEO as to the quality, quantity and timeliness of the flow of information from management that is necessary for the Board to effectively and responsibly perform its duties. Although management is responsible for the preparation of materials for the Board, the Non-Executive Chairman will consider requests from any Board member regarding the inclusion of specific information in such material and all directors maintain the right to communicate directly with members of management;

•	recommending to the Board the retention of any consultants who will report directly to the Board on board matters (as opposed to committee consultants);

•	acting as a direct conduit to the Board for major stockholders and for other stockholders, employees and the public as appropriate;

•	monitoring significant issues and risks between meetings of the Board and assuring that the entire Board becomes involved when appropriate;

•	leading the Board in anticipating and responding to crises, including temporary incapacity of the CEO;

•	upon recommendation of the Corporate Governance and Nominating Committee, interviewing candidates for the Board who are proposed to be presented to the Board for consideration;

•	in conjunction with the Corporate Governance and Nominating Committee, overseeing the evaluation process regarding the performance of individual directors;

•
working with the Chair of the Leadership Development and Compensation Committee on the process for compensating and evaluating the CEO, consistent with the principle that the CEO reports to the full Board and not to the Non-Executive Chairman;

•	working with the Chair of the Leadership Development and Compensation Committee on succession planning for the CEO and senior management;

•	assisting the Board and the Company in assuring compliance with and implementation of the Governance Principles (as described below); and

•	chairing the Executive Committee of the Board if one is established.
Evaluation of Board Performance
In order to continue to evaluate and improve the effectiveness of the Board, under the guidance of the Corporate Governance and Nominating Committee, our directors annually evaluate the Board’s performance and the performance of each committee of the Board. The evaluation process includes a survey of the individual views of directors and, for fiscal 2017, also included one-on-one interviews with each director that were conducted by an outside consultant. A summary of the survey and interview results is then shared with the Board and the applicable committee. Our directors also conduct similar individual self-evaluations. The Board, committees and individual directors conducted these evaluations for fiscal 2017 with the assistance of an outside consultant.
Size of the Board
Under our Bylaws, the minimum number of directors who may serve on the Board is the minimum number of directors permitted by the Delaware General Corporation Law. The exact number of directors will be determined from time to time by a majority of the whole Board of Directors or the holders of at least 75% of the stock of the Company entitled to vote, considered for the purpose as one class. The Board believes that the size of the Board should accommodate the objectives of effective discussion and decision making and adequate staffing of Board committees.
The Board of Directors currently consists of 10 members. Mr. Storch, a director and the current Non-Executive Chairman of the Board, will not be standing for reelection as a director at the 2017 Annual Meeting of Stockholders. The Board has set the size of the Board of Directors at nine members, effective at the 2017 Annual Meeting of Stockholders. Accordingly, the Board is recommending the election of nine directors at the 2017 Annual Meeting of Stockholders.
Director Independence
The Board believes that a majority of its members should be independent, non-employee directors. It is the Board’s policy that no more than one member of the Board will be an employee of SUPERVALU. This management member will typically be the CEO. Currently, Mr. Gross, the Company’s President and Chief Executive Officer, is the only employee member of the Board.
The Board has determined that each of the following current non-employee members of the Board is an independent director under the NYSE listing standards and the rules of the SEC: Donald R. Chappel, Irwin S. Cohen, Philip L. Francis, Eric G. Johnson, Mathew M. Pendo, Francesca Ruiz de Luzuriaga, Frank A. Savage, Gerald L. Storch and Mary A. Winston. Mr. Gross is the only current employee director and director nominee, and he is not independent.
In determining the independence of the current non-employee directors, the Board considered the following transactions, relationships and arrangements:

•
Mr. Johnson. In determining the independence of Mr. Johnson, the Board considered the relationship between the Company and Baldwin Richardson Foods Company (“Baldwin Richardson”). See “Policy and Procedures Regarding Transactions with Related Persons—Transactions with Related Persons—Director Mr. Johnson, Baldwin Richardson” below for additional detail regarding this relationship. The Board determined that this relationship would not interfere with Mr. Johnson’s exercise of independent judgment in carrying out the responsibilities of a director and that Mr. Johnson met the requirements for independence under the NYSE listing standards and the rules of the SEC.

•
Ms. Luzuriaga. Ms. Luzuriaga’s brother-in-law is Senior Vice President and Chief Accounting Officer at Chubb. Chubb is one of our insurance companies and we have paid approximately $530,000 in total insurance premiums to Chubb over the past three fiscal years. This aggregate amount represented less than one percent of the consolidated gross revenues of Chubb and the Company for each company’s last fiscal year. These transactions were entered into in the ordinary course of business and at arm’s length. Additionally, our relationship with Chubb predated Ms. Luzuriaga’s service on the Board, and Ms. Luzuriaga’s brother-in-law is in a role where he would not be directly involved with the relationship between Chubb and the Company. Accordingly, the Board determined that this relationship was not material to either company and, therefore, does not impair Ms. Luzuriaga’s independence.

•
Mr. Pendo. Mr. Pendo is a Managing Director at Oaktree Capital. During fiscal 2017 until July 2016, Oaktree was one of the investment managers for SUPERVALU’s pension plan. Oaktree managed approximately $115 million of the pension plan assets, or roughly five percent of the pension plan’s assets, and received approximately $200,000 in annual fees directly from the pension plan. The approximately $115 million of assets that had been managed by Oaktree was less than one percent of Oaktree’s assets under management, and the fees constituted less than one percent of Oaktree’s gross revenues in each of its last three fiscal years. Additionally, our pension plan uses a third party that selects and negotiates with these investment managers. Accordingly, the Board considered that the relationship was not material to either company and, therefore, does not impair Mr. Pendo’s independence.

•
Mr. Savage. Mr. Savage’s son is a director at Bank of America. We use Bank of America for cash management services, and Bank of America is a lender in our revolving credit facility and underwriter of long-term debt. For cash management services, we have paid Bank of America approximately $700,000 in total service fees during the last three fiscal years. In its role as a lender and underwriter on debt transactions, we have paid Bank of America approximately $200,000 during the last three fiscal years. The aggregate of these amounts represented less than one percent of the consolidated gross revenues of Bank of America and the Company for each company’s last fiscal year. These transactions were entered into in the ordinary course of business and at arm’s length, our relationships with Bank of America predated Mr. Savage’s service on the Board and Mr. Savage’s son is not directly involved with the relationships between Bank of America and the Company. Accordingly, the Board determined that these relationships were not material to either company and, therefore, do not impair Mr. Savage’s independence.

•
Symphony Designees. Pursuant to a tender offer agreement the Company entered into with Symphony Investors LLC (“Symphony”) and Cerberus Capital Management, L.P. in connection with the sale of the Company’s New Albertson’s, Inc. subsidiary in March 2013, the Company agreed that Symphony could designate up to three directors to the Board. These designation rights ended on March 21, 2015 and Symphony has sold its interest in the Company. At the time of their appointment as directors in April 2014, Messrs. Pendo and Savage were Symphony designees. The Corporate Governance and Nominating Committee and the Board believed last year and continue to believe that Messrs. Pendo and Savage have been and will continue to be qualified independent directors for the Company. The Board’s consideration of this matter included the absence of any employment relationship or voting agreement, informal or formal, between Messrs. Pendo and Savage with Symphony or Cerberus, and the fact that Mr. Pendo and Mr. Savage each met the requirements for independence under the NYSE listing standards and the rules of the SEC.

Outside Board Memberships
The Board has determined that in order for directors to fulfill their duties as directors, there should be a limit on the number of public company boards on which each director may serve. Currently, no director can serve on more than five public company boards, including our Board. Additionally, any director who also serves as a chief executive officer generally should not serve on more than two public company boards, including our Board, in addition to their employer’s board. Pursuant to this policy, service on the board of a parent and its wholly owned subsidiary counts as a single board.
Director Retirement
It is Board policy that, unless determined otherwise by the Corporate Governance and Nominating Committee, non-employee directors retire at the annual meeting following the date they attain the age of 74 and that non-employee directors may serve a maximum term of 15 years. Directors who change the occupation they held when initially elected to the Board are expected to offer to resign from the Board. The Corporate Governance and Nominating Committee will review the continuation of Board membership under the new occupation and make a recommendation to the full Board.
In January 2017, the Corporate Governance and Nominating Committee considered again that Mr. Cohen would be over 74 years of age when he would be eligible for re-nomination to the Board at the 2017 Annual Meeting of Stockholders. Pursuant to the Company’s Governance Principles, the Corporate Governance and Nominating Committee determined to waive the retirement age limitation as it applies to Mr. Cohen so that Mr. Cohen could stand for re-nomination at the 2017 Annual Meeting of Stockholders. In reaching this determination, the Corporate Governance and Nominating Committee considered Mr. Cohen’s significant contributions to the Board, including his service as Audit Committee Chair, his qualifications and experience, his level of involvement with the Company and his ongoing devotion of time and effort to his service as a director. The Corporate Governance and Nominating Committee also considered that the Board’s overall average tenure was relatively short, at approximately five and one-half years, such that Mr. Cohen’s experience would complement the overall balance of experience and knowledge of the Company on the Board. The Corporate Governance and Nominating Committee also considered that the Board and each committee conduct thorough, annual board and committee evaluations. That review was facilitated by a third-party consultant and provided relevant information on how well the Audit Committee and Board function. After considering the foregoing factors, the Corporate Governance and Nominating Committee determined that it was in the best interests of the Company’s stockholders to permit Mr. Cohen to stand for reelection to another term on the Board.

During fiscal 2017, Ms. Winston founded and is the President of a consulting firm, WinsCo Enterprises, Inc., that provides financial and board governance advisory services to a variety of retail companies. Prior to that, Ms. Winston had provided, and continues to provide, advisory services on a periodic basis to private equity firms covering the discount retail industry. Ms. Winston will be providing substantially the same services through this newly formed firm. Ms. Winston has confirmed that she will continue to have sufficient time to devote to work on the Company’s Board and committees. The Board, upon recommendation of the Corporate Governance and Nominating Committee, determined that Ms. Winston was not required to submit a notice of resignation based on this new consulting firm and related work being substantially similar to her previous work.
Selection of Directors
The Corporate Governance and Nominating Committee is the standing committee responsible for determining the slate of director nominees for election by stockholders. The Corporate Governance and Nominating Committee considers and evaluates potential Board candidates based on the criteria set forth below and makes its recommendation to the full Board. The criteria applied to director candidates stress independence, integrity, experience and sound judgment in areas relevant to our business, financial acumen, interpersonal skills, a proven record of accomplishment, a willingness to commit sufficient time to the Board, the ability to challenge and stimulate management and diversity. The Corporate Governance and Nominating Committee views diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities. The Corporate Governance and Nominating Committee uses the same process and criteria for evaluating all nominees, regardless of whether the nominee is submitted by a stockholder or by some other source.
Directors and management are encouraged to submit the name of any candidate they believe to be qualified to serve on the Board, together with background information on the candidate, to the Chairperson of the Corporate Governance and Nominating Committee. In accordance with procedures set forth in our Bylaws, stockholders may propose, and the Corporate Governance and Nominating Committee will consider, nominees for election to the Board of Directors by giving timely written notice to the Corporate Secretary, which for this Proxy must have been received at our principal executive offices no later than the close of business on March 22, 2017 and no earlier than February 20, 2017. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials on such nominee as the Corporate Governance and Nominating Committee may request.
Executive Sessions of Independent Directors
The independent directors typically meet together as a group in executive session, without the CEO or any other employees in attendance, during each regularly scheduled Board meeting to, among other things, assess the quality of the meetings and then to provide its observations to the CEO. In addition, the Non-Executive Chairman (or lead director when the Chairman is not independent) has the authority to call meetings of the independent directors, including to address matters for which any non-independent director may have a conflict of interest. The Non-Executive Chairman presides over each executive session of the Board unless the Non-Executive Chairman is not an independent director, in which case the lead director presides over each such executive session.
Board’s Role in Risk Oversight
The Board takes an active role in risk oversight related to the Company both as a full Board and through its committees. Through detailed reviews, discussions and presentations by the leaders of the Company’s businesses, the Board reviews and advises on risk with respect to the Company’s businesses, including strategies and financial plans, with attention and focus on the risks to achievement of these strategies and plans. Such risks include those inherent in the Company’s businesses as well as the risks from external sources such as competitors, the economy and regulatory and legislative developments. In addition, the heads of certain of the Company’s key functional areas regularly update the Board on risks in their areas.
In addition, the Company conducts an annual enterprise-wide risk assessment. A formal report is delivered to the Audit Committee, the chair of which provides a synopsis to the Board. Risk assessment updates are provided to the Audit Committee and the Board on a regular basis and as required, and management provides updates to the Audit Committee and the Board on any material developments or actions taken with respect to the risks identified. The objectives for the risk assessment process include: (i) determining whether there are risks that require additional or higher priority mitigation efforts and executing on those mitigation efforts; (ii) developing a defined list of key risks to be shared with the Audit Committee, Board and senior management; (iii) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management; (iv) facilitating discussion of the risk factors to be included in Item 1A of the Company’s Annual Report on Form 10-K; and (v) guiding and informing the development of the internal audit plans.

Compensation Risk Assessment
The Company has historically maintained a prudent and appropriately risk-balanced approach to its incentive compensation programs to ensure that such programs promote the long-term interests of our stockholders and do not contribute to unnecessary risk taking, and will continue to do so. The Company, through its Leadership Development and Compensation Committee, regularly engages in a process to evaluate whether its executive and broad-based compensation programs contribute to unnecessary risk-taking and has concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. The Leadership Development and Compensation Committee directly engages its compensation consultant to assist in its evaluation. In accordance with the Leadership Development and Compensation Committee’s direction, Exequity LLP (“Exequity”) performed a compensation risk assessment of the Company’s executive and broad-based compensation programs and made an independent report to the Leadership Development and Compensation Committee. The risk assessment completed by Exequity for fiscal 2017 concluded, and management agreed, that the Company’s executive and broad-based compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company, noting that no compensation program was identified that would encourage excessive risk taking.
Attendance at Stockholder Meetings
The Board does not have a formal policy regarding director attendance at the Annual Meeting of Stockholders. However, all directors are strongly encouraged to attend the meeting. All of the then-serving directors standing for re-election attended the 2016 Annual Meeting of Stockholders.
Stock Ownership Guidelines
Non-employee directors are required to acquire and own SUPERVALU common stock with a fair market value of five times a director’s annual retainer within five years after the director is first elected. See “Compensation Discussion and Analysis—Other Compensation-Related Policies—Executive Stock Ownership and Retention Program and Anti-Hedging/Pledging Policy” for details on our stock ownership and retention guidelines for our executives.
Governance Principles
The Board maintains a formal statement of Governance Principles that sets forth the corporate governance practices for SUPERVALU. The Governance Principles are available on our website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.”
Policy and Procedures Regarding Transactions with Related Persons
Policy and Procedures
The Board has adopted a “Policy and Procedures Regarding Transactions with Related Persons.” This policy delegates to the Audit Committee responsibility for reviewing, approving or ratifying transactions with “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the directors or executive officers of the Company, certain stockholders and their immediate families. The policy applies to transactions where the Company is a participant, a related person will have a direct or indirect material interest and the amount involved exceeds $120,000. Under the policy, management of the Company is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm’s-length transaction with an unrelated third party. A copy of the Policy and Procedures Regarding Transactions with Related Persons is available on SUPERVALU’s website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.”
Transactions with Related Persons
Director Mr. Johnson, Baldwin Richardson
Mr. Johnson, a director of the Company, is the President and Chief Executive Officer of Baldwin Richardson. The equity in Baldwin Richardson is owned as follows: 68% by Mr. Johnson; 29% by an irrevocable trust (for which Mr. Johnson does not serve as trustee) for the benefit of his four adult children who live outside of his household; and 3% by unrelated parties. The Company purchased approximately $705,000 in retail products from Baldwin Richardson during fiscal 2017 and approximately $36,000 during the first two 28 day fiscal periods of fiscal 2018. The amount purchased during fiscal 2017 represented less than one percent of the consolidated gross revenues of Baldwin Richardson and the Company, respectively, for each company’s 2017 fiscal year. The relationship between the Company and Baldwin Richardson began several years before Mr. Johnson became a director, and these transactions were entered into in the ordinary course of business and at arm’s length. The Audit Committee ratified this ongoing relationship with Baldwin Richardson under our Policy and Procedures Regarding Transactions with Related Persons. The Board determined that this relationship would not interfere with Mr. Johnson’s exercise of independent judgment in carrying out the responsibilities of a director and that Mr. Johnson met the requirements for independence under the NYSE listing standards and the rules of the SEC.
ELECTION OF DIRECTORS (ITEM 1)
Directors are elected for a term of one year. If a vacancy exists or occurs during the year, the vacant directorship may be filled by the vote of the remaining directors until the next annual meeting, at which time the stockholders elect a director to fill the vacancy. There are currently 10 members of the Board. Mr. Storch, a current director, will not be standing for reelection as a director at the 2017 Annual Meeting of Stockholders. Accordingly, the Board has set the number of directors constituting the Board of Directors at nine members, effective at the 2017 Annual Meeting of Stockholders, and is recommending the election of nine directors at the 2017 Annual Meeting of Stockholders.
Our Bylaws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected, the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest number of votes cast will be elected.
If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board of Directors as a “holdover director.”
Donald R. Chappel, Irwin S. Cohen, Philip L. Francis, Mark Gross, Eric G. Johnson, Mathew M. Pendo, Francesca Ruiz de Luzuriaga, Frank A. Savage and Mary A. Winston are nominated for one-year terms expiring in 2018. The Board of Directors has been informed that each nominee is willing to serve as a director. However, if any nominee is unable to serve or for good cause will not serve, the proxies may be voted for another person as the persons named on the proxies decide.
The Board of Directors recommends a vote “FOR” the election of Donald R. Chappel, Irwin S. Cohen, Philip L. Francis, Mark Gross, Eric G. Johnson, Mathew M. Pendo, Francesca Ruiz de Luzuriaga, Frank A. Savage and Mary A. Winston as directors.

NOMINEES FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING
FOR A ONE-YEAR TERM EXPIRING IN 2018
The following sets forth information, as of May 22, 2017, concerning the nine nominees for election as director:

Donald R. Chappel, age 65

Mr. Chappel, a director of SUPERVALU since 2010, serves as Senior Vice President and Chief Financial Officer of The Williams Companies, Inc., a position he has held since April 2003, and has announced his plan to retire, targeting late 2017. Williams is one of the leading energy infrastructure companies in North America. Williams owns an approximate 74% interest in Williams Partners L.P. (“Williams Partners”), including all of the general partnership interest. Williams Partners is a large-cap master limited partnership (“MLP”) with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. Williams Partners was formerly known as Access Midstream Partners, L.P. and in February 2015 merged with another energy infrastructure MLP controlled by Williams also known as Williams Partners L.P. (“Pre-Merger Williams Partners”). Access Midstream Partners was the surviving entity in the merger and changed its name to Williams Partners L.P.

Mr. Chappel has served as a director of the general partner of Williams Partners since 2012 and as its Chief Financial Officer since December 31, 2014. Mr. Chappel served as Chief Financial Officer and a director of the general partner of Pre-Merger Williams Partners from 2005 until its merger in 2015. Mr. Chappel was Chief Financial Officer, from 2007, and a director, from 2008, of the general partner of Williams Pipeline Partners L.P., until its merger with Pre-Merger Williams Partners in 2010. Williams Pipeline Partners L.P. was an energy pipeline MLP formed and controlled by Williams. Prior to joining Williams, Mr. Chappel held various financial, administrative and operational leadership positions. Mr. Chappel is included in Institutional Investor magazine’s Best CFOs listing for 2006 to 2008 and 2010 to 2014. Among his many qualifications, Mr. Chappel brings significant experience in finance and accounting as a senior finance executive of several large public companies.

Mr. Chappel serves as a director of two non-profit organizations, The Children’s Hospital Foundation at St. Francis and Family & Children’s Services of Oklahoma.

Irwin S. Cohen, age 76

Mr. Cohen, a director of SUPERVALU since 2003, is a Retired Partner of Deloitte & Touche LLP, a professional services firm providing audit, tax, financial advisory and consulting services. Mr. Cohen, who joined Deloitte in 1962 and became a partner in 1972, served as the Global Managing Partner of the Consumer Products, Retail and Services Practice of Deloitte from 1997 to 2003. Mr. Cohen also founded and led Deloitte’s Consumer Products, Retail and Services Practice as it grew to serve over 100 countries in Europe, Asia Pacific and the Americas. Mr. Cohen brings considerable experience in retail and accounting as a result of his experience with Deloitte.

Mr. Cohen is also a director and chair of the Audit Committee of Stein Mart Inc., a discount fashion retailer with sales in excess of $1 billion. In addition, he currently serves or has served on the boards of several private and non-profit companies.

Philip L. Francis, age 70

Mr. Francis, a director of SUPERVALU since 2006, retired in 2012 from PetSmart, Inc. after serving ten years as Chief Executive Officer and two years as the Executive Chairman. PetSmart is a specialty retailer of services and solutions for pets. Prior to joining PetSmart, Mr. Francis was the President and CEO of Shaw’s Supermarkets, Inc. and Cardinal Foods. His formal education includes a Bachelor of Science degree from the University of Illinois in Agricultural Science and an MBA in Marketing and Management from Indiana University. Among his many qualifications, Mr. Francis brings significant retail industry experience, as well as experience in business strategy as a senior executive of a large public company.

Mr. Francis is a director of At Home Group Inc. He previously served as a director of PetSmart, Inc. from 1989 to 2012, and as a director of CareFusion from 2009 until it was sold in March 2015. He is active with several non-profit or service organizations that include Teach for America, Greater Phoenix Leadership (past chairman), Federal Reserve Board-Western Region Advisory Council, and TGEN—Translational Genomics Research Institute. He is a past campaign chair and board chair of Valley of the Sun United Way, and is active in UMOM (homeless) and ASU Idea Enterprise.

Mark Gross, age 54

Mr. Gross, a director of SUPERVALU since March 2016, has served as the President and Chief Executive Officer of the Company since February 5, 2016. Prior to joining the Company, Mr. Gross had served since 2006 as President of Surry Investment Advisors LLC, an advisory firm that Mr. Gross founded to provide consulting services to grocery distributors and retailers with respect to strategic and operational matters. In this role, Mr. Gross assisted grocery clients on several multi-billion dollar acquisitions and divestitures and consulted with private equity firms with respect to investments in food retail, distribution and consumer packaged goods sectors. From 1997 to 2006, Mr. Gross worked at C&S Wholesale Grocers, including serving as Co-President of C&S’s overall operations from 2005 to 2006. Additionally, during his tenure with C&S, Mr. Gross served as Chief Financial Officer, General Counsel, and President of its affiliated retail grocery operations.

Among his many qualifications, Mr. Gross brings a wealth of grocery wholesale and retail industry experience, including significant experience in business strategy and operations as a senior executive of a large grocery wholesale company and as an advisor to several grocery companies and investors. Mr. Gross graduated cum laude from the University of Pennsylvania Law School and holds a BA from Dartmouth College where he graduated with highest honors in his major.

Eric G. Johnson, age 66

Mr. Johnson, a director of SUPERVALU since July 2013, is the President and Chief Executive Officer of Baldwin Richardson Foods Company (“Baldwin Richardson”), one of the largest African-American-owned businesses in the food industry, a position he has held since 1997. Baldwin Richardson is a major producer of products and ingredients for McDonald’s, Kellogg, General Mills and Frito Lay. Baldwin Richardson also has retail brands and foodservice products that it distributes nationally. Mr. Johnson purchased Baldwin Ice Cream Co. in 1992, and, in 1997, he completed the acquisition of Richardson Foods from Quaker Oats Company to form Baldwin Richardson. From 1989 to 1991, Mr. Johnson served as Chief Executive Officer of Johnson Products Company. Among his many qualifications, Mr. Johnson brings considerable food industry and business experience from the perspective of a manufacturer and supplier of food products to the retail and foodservice markets.

Mr. Johnson serves as a member of the Board of Directors for Lincoln National Corporation and is chairman of its Finance Committee. He also sits on the Board of Trustees for Babson College and serves on the Board of the Urban League of Rochester. Mr. Johnson is a graduate of Babson College.

Mathew M. Pendo, age 53

Mr. Pendo, a director of SUPERVALU since April 2014, serves as Managing Director of Oaktree Capital, an investment firm that specializes in less efficient markets and alternative investments, and has held that position since June 2015. Prior to joining Oaktree, from September 2013 until June 2015, Mr. Pendo served as a Managing Director at Sandler O’Neill Partners, an investment banking boutique focused on the financial services industry. Prior to joining Sandler O’Neill Partners, Mr. Pendo served as the Chief Investment Officer for the Troubled Asset Relief Program (“TARP”) at the U.S. Department of the Treasury from November 2010 until March 2013. He previously served as Managing Director Investment Banking for Barclays Capital from 2003 until October 2010, where he served as Co-Head of the Industrials Group and the U.S. Investment Banking Group.

Mr. Pendo previously served as a director of Ally Financial Inc., a bank holding company focused on the auto finance and online banking industries, from 2013 to 2015. Mr. Pendo holds a Bachelor of Arts in Economics from Princeton University and received a Distinguished Service Award from the U.S. Department of Treasury for his work overseeing TARP’s investment activities. Among his many qualifications, Mr. Pendo brings substantial financial and investment banking experience to the Board.

Francesca Ruiz de Luzuriaga, age 63

Ms. Luzuriaga, a director of SUPERVALU since July 2015, has been an independent business development consultant since 2000. Previously, she was the Chief Operating Officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world, from 1999 to 2000. Prior to holding this position, she served Mattel as its Executive Vice President, Worldwide Business Planning and Resources, from 1997 to 1999, and as its Chief Financial Officer from 1995 to 1997. Among her many qualifications, Ms. Luzuriaga brings substantial prior leadership experience in the operations and strategy side of businesses, both in the United States and internationally, as well as financial expertise and experience in corporate finance.

Ms. Luzuriaga is a director and serves as the chair of the Audit Committee for Office Depot, Inc. Previously, she was a director of OfficeMax Incorporated from 1998 to November 2013. Since January 2012, she has been a director of SCAN Health Plan, a not-for-profit Medicare Advantage health plan, and since January 2017, has served as a director of The SCAN Foundation, a charitable organization focusing on high-quality, affordable health care for older adults. From 2002 until 2005, she was also a director of Providian Financial Corporation.

Frank A. Savage, age 69

Mr. Savage, a director of SUPERVALU since April 2014, has been a senior advisor to investment banking firm Lazard Ltd. (“Lazard”) since January 2014 and served as Vice Chairman of U.S. Investment Banking at Lazard from 2009 to December 2013. He was the Co-Head of Lazard’s Restructuring Group from June 1999 to December 2013 and also served on Lazard’s Deputy Chairman Committee from 2006 to December 2013. Prior to joining Lazard, Mr. Savage served as Co-Head of the Restructuring Practice at investment banking firm BT Alex. Brown Inc. and before that was the Head of the Restructuring Group at investment bank UBS AG. Mr. Savage holds a degree from the University of Pennsylvania’s Wharton School of Business. Among his many qualifications, Mr. Savage brings extensive financial, restructuring and investment banking experience to the Board. Mr. Savage has served as a director of Rite Aid Corporation since June 2015.

Mary A. Winston, age 55

Ms. Winston, a director of SUPERVALU since April 27, 2016, is the founder and President of WinsCo Enterprises, Inc., a consulting firm providing financial and board governance advisory services, and has held that position since 2016. Ms. Winston previously served from 2012 until August 2015 as Executive Vice President – Chief Financial Officer of Family Dollar Stores, Inc., a discount retailer with more than 8,300 stores and nearly $11 billion in revenues prior to its acquisition by Dollar Tree in July 2015. Before joining Family Dollar, from 2008 to 2012, Ms. Winston served as Senior Vice President and Chief Financial Officer for Giant Eagle, Inc., a regional grocery and fuel retailer. Ms. Winston was President and Founder of WinsCo Financial, LLC, a financial solutions consulting firm, from 2007 to 2008 and served as Executive Vice President and Chief Financial Officer of Scholastic Corporation, a children’s publishing and media company, from 2004 to 2007. Among her many qualifications, Ms. Winston brings corporate executive leadership experience as well as extensive financial management and leadership.

Ms. Winston has served as a director of Dover Corporation, a diversified manufacturing company, since 2005 and is the chair of its Audit Committee, as a director and a member of the Audit Committee of Domtar Corporation, a paper manufacturer and marketer, since December 2015, and as a director of Acuity Brands, Inc., a provider of indoor and outdoor lighting and energy management solutions, since April 2017. Ms. Winston previously served as a director of Plexus Corporation, an electronic manufacturing services company, from 2008 to February 2016. Ms. Winston is also a member of the board and is President of the Carolinas chapter of the National Association of Corporate Directors.

DIRECTOR COMPENSATION
Annual compensation for non-employee directors is comprised of the following components: cash compensation, consisting of an annual retainer and committee retainer, and equity compensation, consisting of an annual deferred retainer payable in SUPERVALU common stock. In addition, our non-employee directors may receive stock options from time to time. Each of these components is described in more detail below.
The Corporate Governance and Nominating Committee reviews the compensation of our directors on a periodic basis. Based upon its review, the Corporate Governance and Nominating Committee makes recommendations to the Board of Directors. In fiscal 2017, the Corporate Governance and Nominating Committee, in consultation with Exequity, the Committee’s independent compensation consultant, reviewed the Company’s director compensation relative to the Company’s peer group. Based on this review, the Corporate Governance and Nominating Committee recommended, and the Board of Directors approved, making no changes to director compensation.
Annual Board/Committee and Chairperson Retainers
Non-employee directors receive an annual cash retainer of $85,000 per year. In addition, the Chairperson of each Board committee receives the following annual retainer: Audit Committee Chairperson and Leadership Development and Compensation Committee Chairperson, $25,000; and Corporate Governance and Nominating Committee Chairperson, $20,000. Also, each non-employee director committee member receives the following annual retainer for each committee served on: Audit Committee, $15,000; Leadership Development and Compensation Committee, $15,000; and Corporate Governance and Nominating Committee, $10,000. Mr. Storch receives an annual cash retainer of $150,000 per year for his role as Non-Executive Chairman, in addition to his compensation as a non-employee director. The $85,000 cash retainer is prorated for directors who are appointed to the Board between annual meeting dates based on their appointment date.
Annual Deferred Stock Retainer
We also compensate each non-employee director by providing him or her with $115,000 in SUPERVALU common stock as soon as administratively practicable after each annual meeting of stockholders and upon the completion of any then-existing black-out period. The trustee of the SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Restatement) (the “Directors’ Deferred Compensation Plan”) described below, purchases shares of SUPERVALU common stock that are then allocated to the director in an account under the trust. Alternatively, we may from time to time deliver newly issued shares of SUPERVALU common stock to the trustee rather than the trustee purchasing shares on the open market. The number of shares allocated to each director is based upon the price of the Company’s common stock on the date the shares are credited. As described below, Mr. Sales was not eligible to participate in the Directors’ Deferred Compensation Plan and received $115,000 in cash in place of the common stock for fiscal 2017. The annual deferred stock retainer is prorated for directors who are appointed to the Board between annual meeting dates.
The following table summarizes the components of annual compensation for directors:

Cash retainer	$85,000
Lead Director retainer, if any	$25,000
Non-Executive Chairman retainer	$150,000
Corporate Governance and Nominating Committee retainer	$10,000
Audit Committee and Leadership Development and Compensation Committee retainer	$15,000 per committee
Corporate Governance and Nominating Committee Chair retainer	$20,000
Audit Committee Chair and Leadership Development and Compensation Committee Chair retainer	$25,000 per committee
Deferred Stock retainer	$115,000
Deferred Compensation Program
Directors may elect to defer payment of their cash retainers under the Directors’ Deferred Compensation Plan. Under the Directors’ Deferred Compensation Plan, a non-employee director may elect to have payment of all or a portion of the cash retainers deferred and credited to a deferred stock account or into a deferred cash account. If a director chooses to defer cash retainers into a deferred stock account, SUPERVALU then credits the director’s account with an additional amount equal to 10% of the amount of cash retainers the director has elected to defer and contributes the total amount in the director’s account to a grantor (“rabbi”) trust that uses the amount to purchase shares of SUPERVALU common stock, which are then allocated to an account for the director under the trust. Alternatively, we may from time to time deliver newly issued shares of SUPERVALU common stock to the trustee rather than the trustee purchasing shares on the open market. Each director is entitled to direct the trustee to vote all shares allocated to the director’s account in the trust. The common stock in each director’s deferred stock account will be distributed to the director after the director leaves the Board, in accordance with the director’s payment election. Until that time, the trust assets remain subject to the claims of our creditors. Dividends paid on the shares of common stock held in each of the directors’ accounts are used to purchase additional shares for these accounts each quarter. If a director chooses to defer all or a portion of cash retainers into a deferred cash account, interest is payable on the amount of deferred cash compensation at an annual rate equal to the twelve-month rolling average of Moody’s Corporate Average Bond Index for the twelve-month period ending in the month of October preceding the first day of the calendar year. Payment in cash is made from the cash account after the director leaves the Board, in accordance with the director’s payment election. Non-employee directors who are former employees of SUPERVALU, including Mr. Sales, are not eligible to participate in the Directors’ Deferred Compensation Plan.
Reimbursements and Expenses
Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. While travel to such meetings may include the use of the Company aircraft, if available or appropriate under the circumstances, the directors generally use commercial air service. Directors are also reimbursed for participation in director education programs in the amount up to $7,500 for each director, plus expenses, to be used every two years.
From time to time, spouses may join non-employee directors on the Company aircraft when a non-employee director is traveling to or from a Board, committee or stockholder meeting or any other meeting of the Company where such non-employee director is invited to do so by the CEO. This travel may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the taxes incurred in connection with such income.
Non-employee directors are eligible to use the Company aircraft for personal purposes to the extent that the Company aircraft is already traveling on Company business or at the direction of the CEO and there is available space for such non-employee director. Any such personal use of the Company aircraft may result in the non-employee director recognizing income for tax purposes, and the Company does not reimburse the non-employee directors for any taxes incurred in connection with such personal use.
The table below sets forth the compensation paid to non-employee directors who served during fiscal 2017 for their service during that year:

DIRECTOR COMPENSATION FOR FISCAL 2017

Name	Fees Earned or Paid In Cash ($)(3)	Stock Awards ($)(4)	Total ($)
Donald R. Chappel	125,000	127,500	252,500
Irwin S. Cohen	125,000	115,000	240,000
Philip L. Francis	115,000	115,000	230,000
Eric G. Johnson	95,000	124,500	219,500
Mathew M. Pendo	100,000	115,000	215,000
Matthew E. Rubel(1)	—	—	—
Francesca Ruiz de Luzuriaga	100,000	115,000	215,000
Wayne C. Sales(2)	200,000	—	200,000
Frank A. Savage	95,000	124,500	219,500
Gerald L. Storch	235,000	138,500	373,500
Mary A. Winston(1)	134,550	141,450	276,000

(1)
Mr. Rubel did not stand for reelection as a director when his term ended at the 2016 Annual Meeting of Stockholders on July 20, 2016. The compensation for his service was paid to him in fiscal 2016 in accordance with our historic compensation payment schedule. Ms. Winston was appointed as a director effective April 27, 2016. Ms. Winston’s annual director compensation was prorated to reflect her service from April 27, 2016 to the 2016 annual meeting and paid at the time she was appointed to the Board.

(2)	Mr. Sales resigned from the Board on May 23, 2017.

(3)
Reflects the amount of cash compensation earned in fiscal 2017 for Board and committee service. Amounts shown include any amounts deferred by the director under the Director’s Deferred Compensation Plan described above.

(4)
Includes (a) the annual deferred stock retainer for each director as described above and (b) any additional shares of common stock awarded to a director as a result of the director’s deferral of fees earned under the Director’s Deferred Compensation Plan described above. The grant date fair value of stock awards are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Refer to Note 1—Summary of Significant Accounting Policies and Note 13—Stock-Based Awards within Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 25, 2017 for our policy and assumptions made in determining the grant date fair value of stock-based awards. The amounts shown above also reflect the full grant date fair value of stock awards made during fiscal 2017. As of February 25, 2017, the last day of our fiscal year, each of our non-employee directors had shares credited to their account under the Director’s Deferred Compensation Plan trust as follows: Mr. Chappel, 278,422 shares; Mr. Cohen, 224,357 shares; Mr. Francis, 174,925 shares; Mr. Johnson, 121,773 shares; Mr. Pendo, 52,301 shares; Ms. Luzuriaga, 36,708 shares; Mr. Sales, 294,322 shares; Mr. Savage, 99,733 shares; Mr. Storch, 182,919 shares; and Ms. Winston, 28,375 shares.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides an overview of our fiscal 2017 business events and highlights, a detailed explanation of our executive compensation philosophy and programs, and decisions made with respect to compensation for the Named Executive Officers (“NEOs”) below. Our fiscal 2017 included 52 weeks, starting on February 28, 2016 and ending on February 25, 2017.

Named Executive Officers	Title(s) Held During Fiscal 2017	Dates From Start of Fiscal 2017
Mark Gross	-President and Chief Executive Officer	February 28, 2016 to present
Bruce H. Besanko	-Executive Vice President, Chief Operating Officer and Chief Financial Officer	April 18, 2016 to present
	-Executive Vice President, Chief Operating Officer	February 28, 2016 to April 17, 2016
James W. Weidenheimer	-Executive Vice President, Corporate Development and Chief Innovation Officer	April 25, 2016 to present
Michael C. Stigers	-Executive Vice President, Wholesale	February 28, 2016 to present
Rob N. Woseth	-Executive Vice President, Chief Strategy Officer	February 28, 2016 to present
Susan S. Grafton	-Former Senior Vice President, Finance, and Chief Accounting Officer	April 18, 2016 to May 20, 2017
	-Former Executive Vice President, Chief Financial Officer	February 28, 2016 to April 17, 2016
Eric A. Claus	-Former Chief Executive Officer, Save-A-Lot	February 28, 2016 to December 5, 2016
Mark L. Van Buskirk	-Former Executive Vice President, Merchandising, Marketing, Retail & Pharmacy	February 28, 2016 to July 16, 2016
Compensation provided to our NEOs is also outlined in the Summary Compensation Table on page 36 of this Proxy Statement and other compensation-related tables that follow in this Proxy Statement.
Who We Are
We are one of the largest grocery wholesalers and retailers in the United States with annual sales of approximately $12 billion. Our vision, which continues to guide our strategic and operational decisions, is to become the leading distributor of consumable products and provider of services to retailers in the United States. Headquartered in Minnesota, we have approximately 29,000 employees.
We serve customers across the United States through a network of 2,363 stores including 1,902 stores operated by wholesale customers serviced primarily by our food distribution business and 217 traditional retail grocery stores operated under five retail banners in six geographic regions (store counts as of February 25, 2017). We leverage our distribution operations by providing wholesale distribution and logistics service solutions to our wholesale customers as well as wholesale distribution to our retail stores. We classify our business into two segments, Wholesale and Retail, and differentiate these segments for our annual incentive plan as discussed below.
We are also focused on providing professional service solutions to our wholesale customers and other entities through a broad range of services that can be designed to meet a customer’s unique needs. Our services include pass-through programs in which vendors provide services directly to our wholesale customers, as well as services and solutions developed and provided directly by us including retail store support, advertising, couponing, e-Commerce, network and data hosting solutions, training and certifications classes, as well as administrative back-office solutions.
Fiscal 2017 Business Highlights and Performance
We made strong progress in executing on our vision in fiscal 2017 through our three-pronged Wholesale strategy.

1.
Retain existing customers. We differentiated ourselves through our service levels, pricing, product offerings and growing professional services offerings. Other than stores that were closed, we retained nearly all of our Wholesale customers in fiscal 2017.

2.
Grow our business with existing customers. We increased the marketing of our fresh product offerings, such as produce, and our professional services offerings, including merchandise and promotional planning, design and administrative back-office solutions.

3.	Add new Wholesale customers. We targeted sales growth by affiliating new Wholesale customers, including larger chain businesses, and aggressively pursued external growth and market opportunities. Our successes in fiscal 2017 included entering into supply agreements with each of America’s Food Basket, a regional cooperative that serves 47 neighborhood stores, The Fresh Market for which we are now serving all of their stores, and Marsh Supermarkets and O’Malia Food Markets.
We also continued to execute on our initiatives to improve the efficiency of our operations, including our information technology infrastructure and maximizing the use of trucking miles and warehouse capacity. We also strengthened our core merchandising and marketing programs, including leveraging our private-label programs, such as the Essential Everyday® and Equaline® labels, while marketing and adding depth to our Wild Harvest® and Culinary Circle® brands. We also worked to leverage our professional services capabilities to grow our services business.
Additionally, in April 2017 following the end of our fiscal 2017, we entered into a definitive agreement to acquire Unified Grocers, Inc., a West Coast focused wholesale grocery and specialty distributor. We believe our combined company will be uniquely positioned to efficiently serve a broad range of independent customers and offer a diverse array of value added services, helping customers compete in an increasingly demanding grocery environment. The acquisition also provides new growth opportunities across multiple geographies, including the expansion of Unified Grocers’ Market Centre division, a growing business providing specialty and ethnic products to independent customers.
In our Retail business, we continued to execute on our initiatives to drive profitable sales by investing in price and promotions, and enhancing product offerings and merchandising displays. We also continued to drive improved store performance. However, the performance of our Retail operations continued to be challenged as we experienced declines in both our topline sales and bottom line performance. Late in fiscal 2017, we appointed Anne Dament, a 25-year retail veteran, to oversee our Retail operations as well as our marketing and merchandising functions. Ms. Dament is leading the effort to accelerate work around improving our operations and merchandising.
On December 5, 2016, we completed the sale of our Save-A-Lot business for approximately $1.3 billion. We used the vast majority of these proceeds to reduce our outstanding long-term debt and reduce our pension plan obligations, which provided us with additional financial flexibility to continue to execute on our vision. We believe the sale of Save-A-Lot has better positioned us to focus on our strategic priorities and to capitalize on future growth opportunities.
Despite the momentum we built in our Wholesale business in fiscal 2017 and our improved balance sheet resulting from the sale of Save-A-Lot, our fiscal 2017 financial performance was below our expectations due in large part to a highly competitive United States grocery market and sustained cost deflation across several product categories. Our challenges in topline sales translated to bottom-line performance that was below expectations. As intended with our pay-for-performance philosophy, these results that were below our expectations translated into lower incentive payouts to our NEOs in fiscal 2017, as discussed below.
“Say-on-Pay” & Stockholder Outreach
We believe that open dialogue with our stockholders and incorporating their feedback in our compensation decisions is important. One form of feedback from our stockholders is our annual advisory vote to approve the compensation paid to our NEOs, commonly referred to as “say-on-pay.” The Board and the Leadership Development and Compensation Committee of the Board (the “Committee”) reviews and considers the say-on-pay voting results when evaluating our executive compensation programs. At the 2016 Annual Meeting of Stockholders, our stockholders voted to approve, on an advisory basis, the compensation of our NEOs with 97.8% of the shares voting “For” the proposal, an increase from our prior year’s results. The Board and the Committee viewed this result as a strong expression of support by our stockholders for our executive compensation programs.
In addition to regular communication with our stockholders about our business results, we welcome feedback from our stockholders on our executive compensation programs and corporate governance. In fiscal 2017 leading up to our 2016 Annual Meeting of Stockholders, we reached out to many of our larger stockholders to discuss, among other things, our executive compensation programs including in particular our 2012 Stock Plan amendment as well as our governance practices, and to answer any questions. These conversations were constructive and continued an open dialogue with our stockholders.
Executive Compensation Policies and Practices
Our executive compensation program is designed to provide appropriate performance incentives while avoiding compensation practices that do not promote the interests of our stockholders.

We Do		We Do Not
✓	Maintain a strong alignment between executive compensation and performance.	✗	Utilize single-trigger change-of-control agreements for any employees.
✓	Directly link a significant portion of our executives’ incentive opportunities to stock price performance.	✗	Provide for tax gross-ups associated with potential parachute excise taxes.
✓	Align executive incentives with both absolute measures of financial and stock price performance, and relative stock price performance.	✗	Allow adjustments for option exercise prices (re-pricing) without stockholder approval, except to adjust for stock splits or similar transactions.
✓	Maintain stock ownership and retention guidelines.	✗	Permit payment of dividends on unearned performance share units.
✓	Maintain a recoupment (or clawback) policy.	✗	Allow directors or executive officers to pledge, engage in short sales, hedge or trade put and call options with respect to our securities.
✓	Require our NEOs to adhere to restrictive covenants upon separation from SUPERVALU, including non-compete, non-solicitation and non-disclosure obligations.
✓	Conduct an annual Peer Group review and competitive benchmarking to align executive compensation to market.
✓	Review the Committee charter annually to incorporate any new best practices or other changes deemed necessary.
✓	Limit the number and amount of executive perquisites.
✓	Use an independent compensation consultant retained by the Committee.
Compensation Philosophy & Pay for Performance
Our executive compensation program is designed to reward strong financial performance, effective strategic leadership and the creation of long-term value for our stockholders. Top talent is valuable to the Company and our stockholders, and our compensation programs need to be structured in a way that allows us to attract, motivate and retain leaders who help us achieve our objectives. We design our compensation programs to:

•	align our executives’ interests with our stockholders by delivering a greater percentage of variable pay as leaders reach more senior levels in the organization;

•	enhance alignment with our stockholders’ interests and executive retention through the use of multi-year vesting and stock ownership guidelines for our executives;

•	maintain an emphasis on consistent and sustainable top-line and bottom-line growth, while discouraging excessive risk-taking; and

•	provide competitive total direct compensation for leaders at all levels in our organization.
We believe that our compensation policies and practices are effective in achieving pay for performance balance. In keeping with our pay for performance philosophy, our fiscal 2017 annual incentive program was tied to the objective performance criteria of sales, Adjusted EBITDA and Expense Optimization, with achievement of a minimum Consolidated Adjusted EBITDA threshold required for any payout under this program. In addition, we make a significant portion of our NEOs’ compensation dependent on performance of our common stock. As a result, the value of our long-term incentive awards for fiscal 2017 was closely tied to our long-term stock price performance including our total stockholder return relative to our peer companies (which we refer to as relative TSR), in addition to an internal performance metric of Adjusted EBITDA. Both forms of compensation are discussed in more detail later in this CD&A.
Assessing the Competitive Market
We assess our executives’ total target compensation opportunities with reference to the median of the competitive market. In assessing competitiveness, the Committee reviews compensation information from our Peer Group, as well as compensation information available from third-party surveys. This information is used to inform the Committee of competitive pay practices, including the relative mix among elements of compensation. This information is also used to determine, as a point of reference for each NEO, a midpoint (or median) within the competitive compensation range, for base salary, annual incentive, long-term equity incentive and the total of these elements.
The Committee also recognizes that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies, as well as the companies themselves. As a result, the competitive medians are used only as a guide and are not the sole determinative factor in making compensation decisions for the NEOs. In exercising its judgment, the Committee looks beyond the competitive market data and considers individual job responsibilities, individual performance, experience, compensation history, internal comparisons and compensation at former employers (in the case of new hires) and our performance.

The third-party compensation surveys used by the Committee provide data on similarly-sized organizations based on revenue and industry. In fiscal 2017, the Committee referenced comparable positions from our Peer Group and Equilar’s Executive Compensation Survey in determining market median pay for our NEOs.
Peer Group
In April 2016, Exequity assisted the Committee in reviewing and updating our Peer Group so that it aligned to our industry (wholesale distribution company with regional retail grocery segments), revenue base (approximately $17.8 billion in annual revenue at that time before the sale of Save-A-Lot) and employee base (approximately 41,000 employees at that time before the sale of Save-A-Lot). Based upon the Committee’s assessment of operational comparability and the competitive landscape, the changes made to our Peer Group for fiscal 2017 were to add Core-Mark Holding Company, Inc. and remove Dollar General Corporation, Kohl’s Corporation, Rite Aid Corporation, Safeway Inc., and Sears Holding Corporation. It is Exequity’s opinion that this group of companies represents the most appropriate mix of size-relevant distributors (both food-oriented and more broadly), grocers and medium-box retailers available for benchmarking pay for our NEOs for fiscal 2017.
Our fiscal 2017 Peer Group consisted of 12 companies that have median revenues of approximately $14.6 billion.

Fiscal 2017 Peer Companies
Core-Mark Holding Company, Inc.	Sysco Corporation
Office Depot, Inc.	TechData Corporation
Publix Super Markets, Inc.	Toys “R” Us, Inc.
SpartanNash Company	W.W. Grainger, Inc.
Staples, Inc.	WESCO International, Inc.
SYNNEX Corporation	Whole Foods Market, Inc.
Fiscal 2017 Named Executive Officer Pay Mix
Our executive compensation program directly links a substantial portion of executive compensation to our performance through our annual long-term incentive plans. Total direct compensation includes base salary, target annual incentive compensation and the grant value of long-term incentive compensation. The mix of targeted total direct compensation elements for our CEO and our other continuing NEOs is below, with each element of compensation described as a percentage of targeted total direct compensation.

Our compensation programs are structured to align the interests of our executive officers with the interests of our stockholders. Eighty percent (80%) of Mr. Gross’s targeted total direct compensation is tied to Company performance and stock price. On average, seventy percent (70%) of the targeted total direct compensation for our other continuing NEOs is tied to Company performance and stock price. These percentages reflect our commitment to aligning the interests of our executives with our stockholders by delivering progressively higher amounts of at-risk pay to our CEO and other NEOs.
Compensation Oversight and the Role of Executive Officers
Our annual review of executive compensation occurs at the April meeting of the Committee and the Board. As delegated by the Board, compensation for our NEOs is reviewed and approved by the Committee and, with respect to the CEO, ratified by the independent members of the Board. As part of that review, the Committee takes into consideration competitive market analyses, annual performance evaluations and the recommendations of our Chief Human Resources Officer (which for a portion of fiscal 2017 and for fiscal 2018 to date has been an Interim Chief Human Resources Officer), the Committee’s independent compensation consultant and, other than with respect to the CEO’s pay, the CEO. The Committee annually reviews the relationship of target compensation levels for each NEO relative to the median pay levels of executives at companies in our Peer Group for base salary, annual incentives and long-term incentive compensation and relative to the compensation target for the CEO. The Committee also annually reviews internal equity relationships for comparable positions across the Company. With respect to the compensation of our CEO, the CEO does not participate in any such approval or ratification.
Significant Compensation Decisions
Fiscal 2017

•
Base Pay: The Committee approved a $20,000 increase in base salary for Mr. Woseth as part of an annual merit increase, his first pay increase since he was hired in 2013. Ms. Grafton’s base salary was reduced from $500,000 to $425,000 when she transitioned from Executive Vice President, Chief Financial Officer to Senior Vice President, Finance, and Chief Accounting Officer.

•
Annual Incentive Plan: The annual incentive plan for fiscal 2017 retained its threshold performance requirement that Consolidated Adjusted EBITDA equal or exceed 95% of the target amount before any annual incentive would be paid to NEOs in fiscal 2017. In addition, the Overhead Expense Metric utilized in fiscal 2016 was broadened to an Expense Optimization metric that extended our focus on cost control to additional areas of the Company. Ms. Grafton’s bonus target percentage was reduced from 75% to 50% of base salary when she transitioned to Senior Vice President, Finance, and Chief Accounting Officer.

•
Long-Term Incentive Plan: We enhanced our long-term incentive plan for fiscal 2017 by implementing a performance share unit (“PSU”) program with a three-year performance period and three-year cliff vesting to better align compensation opportunities to our long-term performance. The performance metrics balanced internal and external metrics with the Company’s EBITDA growth over the performance period and both absolute and relative Total Shareholder Return (“TSR”) growth.

•
Perquisites: We made discrete changes to our perquisite policy in fiscal 2017 to allow limited personal use of the corporate aircraft by our CEO and, under certain circumstances, other employees and their respective spouses. Additional details about these changes are discussed under “—Other Benefits—Perquisites” below.

•
Project-Based Incentive Awards: We provided cash incentive awards to certain NEOs other than the CEO in recognition of project-based accomplishments in fiscal 2017 related to the sale of Save-A-Lot and the significant new customers affiliated in our Wholesale business. Additional details on these incentive payments are discussed under “—Project-Based Bonuses” below and the award amounts are listed in the bonus column of our Summary Compensation Table.

Named Executive Officers no longer with the Company

•
Mark L. Van Buskirk: In connection with Mr. Van Buskirk leaving the Company in July 2016 and in accordance with the terms of his severance agreement, Mr. Van Buskirk received a severance payment and was also eligible to receive a prorated portion of his fiscal 2017 annual bonus payment as detailed in “—Annual Incentive Plan” below.

•
Eric A. Claus: In connection with the sale of Save-A-Lot on December 5, 2016, Mr. Claus, our former CEO, Save-A-Lot, ceased being an executive officer of SUPERVALU. Mr. Claus received a market aligned retention award in recognition of his significant contributions towards the successful sale of Save-A-Lot. Also, consistent with the treatment given to all equity-eligible Save-A-Lot employees, Mr. Claus received pro-rata vesting of his fiscal 2017 stock option grant. The Company has no further payment obligations to Mr. Claus.

•
Susan S. Grafton: Following the end of fiscal 2017 and effective May 20, 2017, Ms. Grafton’s employment with the Company terminated in connection with a reorganization of certain of the Company’s administration functions, including the finance department. In connection with the termination, Ms. Grafton was entitled to severance benefits under the Company’s executive severance plan. Mr. Besanko, the Company’s Executive Vice President, Chief Operating Officer and Chief Financial Officer, also became the Company’s Chief Accounting Officer effective May 21, 2017.

Fiscal 2018

•
Annual Incentive Plan: We have revised the structure of our annual incentive plan for fiscal 2018. For fiscal 2018, all executive officers will participate under the same annual incentive plan rather than having different metrics and payouts for our business segment leaders. The plan will contain three metrics: Consolidated Adjusted EBITDA, Consolidated Sales and progress towards our business transformation. Consistent with practices among our peers, we are also resetting our performance threshold for our Consolidated Adjusted EBITDA qualifier to 85% of target. The qualifier will only apply to payouts on the Consolidated Adjusted EBITDA and Consolidated Sales metrics. We believe this change better aligns our threshold with our peers and it also takes into account the highly competitive grocery environment. Our fiscal 2018 annual incentive plan structure reflects our desire to simplify the compensation programs for our executive officers.

•
Long-Term Incentive Plan: We have retained the use of PSUs in fiscal 2018. The PSU awards granted for fiscal 2018 are tied to relative and absolute TSR growth metrics. As we continue to transform our business, the Committee believes that it will be challenging to set reliable three-year Consolidated Adjusted EBITDA growth performance goals and, as a result, that performance metric has been eliminated for PSUs granted in fiscal 2018.

As described above under “—Fiscal 2017 Business Highlights and Performance,” the Committee believes that we have made strong progress and built momentum towards achieving our strategic vision. Our NEOs continue to engage in a number of key initiatives intended to continue to execute on our vision and transform the business for the benefit of our stockholders. As a result, the Committee increased the amount of PSUs granted to our NEOs in fiscal 2018 beyond the amount represented purely by annual long-term incentive compensation. The incremental amount of the PSU awards varied by NEO and was determined based on a variety of factors, including current incentive compensation, scope of responsibilities and role in driving our strategic transformation.
In addition to the PSUs, our long-term incentive plan for fiscal 2018 includes restricted stock unit (“RSU”) grants similar to fiscal 2017. Stock options are not part of our fiscal 2018 long-term incentive plan, except those granted to Mr. Gross pursuant to the terms of his employment agreement. Separate from his employment agreement, Mr. Gross received a fiscal 2018 PSU award (target value of $1,500,000) and a time-based RSU award ($800,000) consistent with the terms stated above, to retain Mr. Gross and to further incentivize progress on our business transformation. Similarly, each of Messrs. Stigers and Weidenheimer received an incremental RSU award ($100,000 each) in consideration of the contributions and responsibilities in driving new affiliations for our Wholesale business.

•
Other NEO Pay Changes: In April 2017, the Committee approved, and the independent members of our Board ratified, increases to Mr. Gross’ base salary (from $1,000,000 to $1,150,000 effective April 23, 2017) and target bonus opportunity percentage (from 100% to 130% of base salary). The increases were provided in recognition of his performance in his first year as President and CEO and to more closely align his total direct compensation with market median of peer companies and the general industry. The Committee also approved modest pay changes for certain other NEOs in recognition of their contributions and market alignment.

•
Peer Group Changes: In fiscal 2018, we have maintained our custom Peer Group, with limited modifications, and have begun using general industry data, as well as data for specific sectors such as retail and food, for the purpose of assessing pay for our NEOs. General industry and sector data provides us with more sources of data for pay comparisons.

Total Direct Compensation for our Executive Officers
The fundamental elements of our fiscal year 2017 executive compensation program and the key characteristics and objective(s) of each element are presented in the following sections.
Base Salaries
We pay NEOs and other executives an annual base salary that is intended to provide executives with a competitive fixed component of pay to support retention and recruitment of executive talent. Base salary levels for our NEOs are based on individual performance and experience, job responsibility and internal equity, and also take into consideration the competitive market median. We do not guarantee salary adjustments on an annual basis. During April of each year, the Committee considers adjustments to base salary as a part of our overall compensation assessment for our executives. For fiscal 2017, the Committee determined that base salaries for one NEO, Mr. Woseth, would be increased to better align pay internally and with market median levels. The effective date of the increase for Mr. Woseth was June 5, 2016. On April 18, 2016, consistent with her transition from Executive Vice President, Chief Financial Officer to Senior Vice President, Finance, and Chief Accounting Officer, Ms. Grafton’s base salary was reduced from $500,000 to $425,000.

Base Salary Changes for our Continuing NEOs

NEO	Fiscal 2016 Base Salary(1)	Fiscal 2017 Base Salary(1)	% Change
Mark Gross	$1,000,000	$1,000,000	0%
Bruce H. Besanko	$750,000	$750,000	0%
James W. Weidenheimer	$575,000	$575,000	0%
Mike C. Stigers	$475,000	$475,000	0%
Rob N. Woseth	$400,000	$420,000	5%
(1) Represents end of fiscal year base salary amounts.
Annual Incentive Plan
We provide our executives with annual incentive compensation through plans that are designed to align a significant portion of their total cash compensation with the financial performance of the Company and our business segments. Each executive is assigned a target amount of annual incentive compensation as part of his or her total cash compensation, but the amount of annual incentive compensation actually paid depends on the performance of the Company and our relevant business segments.
Annual incentive targets. Target amounts of annual incentive compensation for our NEOs were determined based on job responsibilities, internal parity, alignment with Peer Group pay levels and input from the Committee’s independent compensation consultant. The Committee established annual minimum, target and maximum bonus opportunities expressed as a percentage of base salary for each NEO in fiscal 2017, which were then ratified by the independent members of the Board for the CEO. The Committee’s objectives were to set targets such that total cash compensation (base salary and annual incentive at target) was generally aligned with the Peer Group median for each role, with a substantial portion of compensation linked to Company performance. Individuals with greater job responsibilities or scope generally had a greater proportion of their total cash compensation tied to Company performance through the annual incentive plan.
Annual incentive metrics. Our annual incentive plans for our NEOs in fiscal 2017 included sales, Adjusted EBITDA and Expense Optimization as the performance metrics. At the time we adopted our fiscal 2017 annual incentive plan, a separation of Save-A-Lot was uncertain and financial elements of the Save-A-Lot business were embedded within the targets for the Consolidated Adjusted EBITDA and the Expense Optimization metrics. In addition, in the case of our Corporate Plan, Save-A-Lot Network ID Sales represented a 10% weighting of the overall plan performance.
Our sales metrics, which include net sales for our Wholesale segment and ID sales for our Retail segment (and had included ID sales for our Save-A-Lot segment during the period of time in fiscal 2017 before the sale of Save-A-Lot), place an emphasis on driving sales in all of our segments and affiliating new customers in our Wholesale segment, along with continuing our strategic efforts around business growth. Our Adjusted EBITDA metrics create a focus on delivering strong bottom-line performance. Our Expense Optimization metric is expanded from the adjusted overhead expense metric used in fiscal 2016. It is a supplemental expense measure we use to manage administrative costs that generally can vary based on the extent of administrative support services needed for the Company or to service other entities. Costs that are included in the metric include payroll and non-payroll expenses for corporate, banner and region support functions, net of income from the Company’s transition services agreements. The metric for fiscal 2017 also includes certain non-payroll expenses located at store and distribution center locations.
Adjusted EBITDA and Expense Optimization are non-GAAP measures. We use Adjusted EBITDA to analyze underlying core business trends, to understand operating performance and for compensation purposes. We believe Adjusted EBITDA performance provides our management and investors with useful supplemental information, such as additional understanding of the underlying factors and trends affecting our core business. See Appendix A to this Proxy Statement for additional detail on these non-GAAP measures.
To reinforce the importance of balancing growth and profitability across the business, we utilized an Adjusted EBITDA payout qualifier under each annual incentive plan to ensure we met a minimum performance level as a condition to making any payout under each such plan. If the applicable minimum Adjusted EBITDA performance threshold had not been met for a plan, the plan would not have paid out any incentive amount for that metric, or for the sales metric or the Expense Optimization metric, regardless of the performance for those other metrics. Additionally, Consolidated Adjusted EBITDA was a qualifier for all plans. If we did not achieve a minimum of 95% of our target Consolidated Adjusted EBITDA, then no bonus would be paid under any annual incentive plan.
Metrics for all executives are tracked regularly, are well-understood and our executives can deliver against these metrics by taking actions to improve operating performance.

Annual Incentive Plan Metrics and Weightings for our NEOs

Metric	Corporate Plan(1)(2)	Wholesale Plan(2)	Retail Plan(2)
Consolidated Adjusted EBITDA	45%*	20%	20%
Wholesale Sales	35%	50%
Wholesale Adjusted EBITDA		20%*
Retail ID Sales	10%		50%
Retail Adjusted EBITDA			20%*
Expense Optimization	10%	10%	10%
*Note: weightings in bold italics represent a plan qualifier for NEOs in the respective plans. If the plan qualifier threshold was not met, no payments would have been made under the plan for that metric, the sales metric(s) or the expense optimization metric.

(1)
Prior to the sale of Save-A-Lot and during the Pre-Sale period (as defined below), the Corporate Plan included a Save-A-Lot Network ID Sales metric utilizing a 10% weighting and the Wholesale Sales metric utilized a 25% weighting.

(2)
Mr. Stigers participated in the Wholesale Plan, Mr. Van Buskirk participated in the Retail Plan and all other NEOs receiving an annual incentive payout participated in the Corporate Plan. Mr. Claus did not receive an annual incentive payout as a result of the sale of Save-A-Lot.

Annual incentive performance. The amount actually paid to an NEO under an annual incentive plan may range from 0 percent to 200 percent of the NEO’s prorated target amount for that year. The fiscal 2017 targets that the Committee established for the performance metrics were intended to encourage our executives to meet or exceed operational goals. At the time the performance targets were set, the target goals were characterized as stretch goals, meaning that depending on our ability to grow sales and Adjusted EBITDA while controlling our costs, this level of performance was uncertain, but could reasonably be achieved.
Upon the closing of the sale of Save-A-Lot at the end of our third fiscal quarter, we measured performance for all of our annual incentive plans (which we refer to as the “Pre-Sale” period). We then created a stub-year plan for the fourth quarter of fiscal 2017 (which we refer to as the “Post-Sale” period) and removed the Save-A-Lot Network ID Sales metric and adjusted targets to remove Save-A-Lot financial components from the Consolidated Adjusted EBITDA and Expense Optimization metrics. We adjusted these metric targets using ordinary course accounting adjustments related to the sale. More detail about these adjustments is provided under “—Annual incentive plan metric adjustments” below.
Consolidated Adjusted EBITDA for the Pre-Sale period did not meet the minimum threshold, and since that metric acted as a qualifier metric across all annual incentive plans for our NEOs in fiscal 2017, there was no payout for the first three quarters of fiscal 2017 for any NEO. Consolidated Adjusted EBITDA for the Post-Sale period exceeded its threshold performance. As a result, NEOs earned a prorated payout based on the adjusted targets and performance for that period. The following table illustrates the target and actual performance attained during the Post-Sale period for each fiscal 2017 annual incentive plan metric:
Annual Incentive Plan Metric Performance for our NEOs (Post-Sale)

	Threshold	Target	Maximum	Result	Unweighted
Metric	(dollars in millions)				Percentage
Consolidated Adjusted EBITDA(1)	$118	$124	$131	$124	89%
Wholesale Sales	$1,705	$1,794	$1,884	$1,793	99%
Wholesale Adjusted EBITDA	$62	$68	$75	$77	200%
Retail ID Sales	-1.9%	0.6%	2.6%	-5.8%	0%
Retail Adjusted EBITDA	$59	$66	$73	$45	0%
Expense Optimization(1)	$160	$153	$130	$155	81%

(1)
The initial targets for these metrics contained financial elements from our divested Save-A-Lot segment. As a result, adjustments to exclude Save-A-Lot EBITDA and expenses were required for the Post-Sale period. See “—Annual incentive plan metric adjustments” below for a summary of the adjustments made.

The payout percentages in the table immediately above do not reflect the weightings of the various components or prorating for the relevant portion of year (e.g., the Post-Sale period of fiscal 2017). The following tables reflect the actual payouts for each NEO under the applicable annual incentive plan:

Prorated Annual Incentive Payout Percentages for our NEOs

Bonus Plan	Annual Incentive Payout Percentage during Pre-Sale Period(1)	Annual Incentive Payout Percentage during Post-Sale Period(2)	Post-Sale Proration(3)	Final Annual Incentive Payout
Corporate Plan	0%	83%	23%	19%
Wholesale Plan	0%	115%	23%	27%
Retail Plan	0%	18%	23%	4%

(1)	As calculated based on Pre-Sale targets and actual results.

(2)	As calculated based on Post-Sale targets and actual results.

(3)	Proration for the Post-Sale stub period based on 12-weeks of performance out of a 52-week fiscal year.
Annual Incentive Plan Targets and Payouts for our NEOs

NEO	Base Salary (fiscal 2017 year-end)	Incentive Target as % of Base Salary	Incentive Target in Dollars	Payout Percentage	Payment Earned
Mark Gross	$1,000,000	100%	$1,000,000	19%	$191,072
Bruce H. Besanko	$750,000	100%	$750,000	19%	$143,304
James W. Weidenheimer(1)	$575,000	63%	$364,904	19%	$69,723
Mike C. Stigers	$475,000	75%	$356,250	27%	$94,725
Rob N. Woseth(2)	$420,000	74%	$310,962	19%	$59,416
Susan S. Grafton(3)	$425,000	59%	$251,202	19%	$47,998
Eric A. Claus(4)	$653,846	100%	$653,846	0%	$0
Mark L. Van Buskirk(5)	$230,769	75%	$173,077	4%	$7,146

(1)	Mr. Weidenheimer was hired on April 25, 2016. His incentive target, 75% of base salary, was prorated from his date of hire.

(2)	Mr. Woseth’s incentive target remained at 75% and he received a base salary increase effective June 5, 2016.

(3)
Ms. Grafton’s base salary decreased from $500,000 to $425,000 and her incentive target was adjusted from 75% to 50% as a part of her transition to her role of Senior Vice President, Finance, and Chief Accounting Officer on April 18, 2016.

(4)
Mr. Claus left the Company on December 5, 2016 as a part of the sale of our Save-A-Lot business and his base salary has been adjusted to reflect this departure before the end of fiscal 2017. He did not receive a payout associated with his annual incentive plan for fiscal 2017.

(5)	Mr. Van Buskirk left the Company on July 16, 2016. His base salary has been adjusted to reflect this departure before the end of fiscal 2017.
Annual incentive plan metric adjustments. In April of each year, following preparation of our consolidated financial statements, the Committee reviews our performance and determines the extent to which performance goals under the annual incentive plan are met. In making its determination, the Committee may apply discretion such that the targets may be adjusted or our performance results may differ from the numbers reported in our financial statements. In applying this discretion, the Committee may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation, or changes in accounting or taxation standards.
For fiscal 2017, the Committee did not make any discretionary adjustments other than related to the sale of our Save-A-Lot business. For the Post-Sale period, the Committee approved, and the independent members of the Board ratified with respect to the CEO, adjustments to the Consolidated Adjusted EBITDA and the Expense Optimization targets as outlined in the table below. The adjusted targets were objectively calculated based on our original plan for Consolidated Adjusted EBITDA and Expense Optimization for our fiscal 2017 fourth-quarter, excluding Save-A-Lot.
Adjustments to Bonus Metric Targets Related To Sale of Save-A-Lot

	Consolidated Adjusted EBITDA	Expense Optimization
	(dollars in millions)
Original Target	$181	$231
Save-A-Lot Segment Element and Discontinued Operations Adjustments	($57)	($78)
Adjusted Target	$124	$153

Project-Based Bonuses
Sale of Save-A-Lot. The sale of our Save-A-Lot business in fiscal 2017 was an important transaction for the Company that better positioned us to focus on our strategic priorities and to capitalize on future growth opportunities. The sale required significant leadership, focus and effort from many of our NEOs. In recognition of these contributions and the importance of this transaction to the Company, the Committee awarded additional deal-success bonuses to Messrs. Besanko, Woseth and Claus, and Ms. Grafton. These bonuses are listed in the bonus column of the Summary Compensation Table. The amount of each NEO’s bonus reflects the NEO’s responsibilities and contributions towards the success of the sale.
Wholesale. In recognition for their leadership and efforts in affiliating and transitioning several new and significant Wholesale customers in fiscal 2017 and building the pipeline of potential new Wholesale customers, the Committee awarded each of Messrs. Stigers and Weidenheimer additional project-based bonuses in fiscal 2017. These bonuses are listed in the bonus column of the Summary Compensation Table.
Long-Term Incentives and Other Stock-Based Awards
We provide long-term incentive (“LTI”) compensation opportunities to reinforce the link between the interests of our executives and stockholders. The awards are intended to motivate our executives to improve financial performance over multiple years, to reward our executives for achieving our long-term objectives and to drive retention. The awards are also an important component in making our compensation program competitive with the market, yet represent a variable, at-risk pay component that meets the objectives of our compensation philosophy.
We currently grant all LTI and other stock-based awards under our amended and restated SUPERVALU INC. 2012 Stock Plan (the “2012 Stock Plan”) that was approved by our stockholders at our 2016 Annual Meeting of Stockholders. In April or May of each year, the Committee reviews and approves annual grants of stock-based awards to equity-eligible employees. LTI amounts for our NEOs are informed by internal equity considerations as well as survey and Peer Group data. For fiscal 2017, the Committee approved our annual LTI compensation in the form of PSUs, stock options and RSUs as follows:
50% in the form of PSUs. We continually review our LTI program to align our executives with our long-term stockholders’ interests and strategic objectives. As part of this review and after considering recent LTI compensation data from companies inside and outside our Peer Group, we added performance share units to our LTI program for fiscal 2017. In fiscal 2017, PSUs represented 50% of the initial estimated value of the annual award, except for our CEO whose award was entirely comprised of PSUs in fiscal 2017. PSU payouts are formulaically determined as discussed below and cliff-vest after three years if the Company achieves pre-determined performance thresholds. An NEO may forfeit all or a portion of the PSUs if he or she does not remain employed by the Company throughout the three-year performance period.
In fiscal 2017, the Committee modified the outstanding PSU awards so that the number of PSUs that may be subject to accelerated vesting or conversion in the event of a “double trigger” event (i.e., a change of control followed by non-assumption of the awards or termination of employment without cause or for good reason), will be the target number of PSUs subject to an award instead of a number (prorated in the case of termination without cause or for good reason) based on actual performance to the date of the change of control. This modification better aligns the change of control terms of the PSU awards with practices among the Company’s peers.
25% in the form of Non-Qualified Stock Options. We believe stock options align the interests of our executives with our long-term stockholders since stock options have value only to the extent that the price of our stock rises between the grant date and exercise date. The non-qualified stock options granted in fiscal 2017 have an exercise price equal to the closing stock price on the date of the grant, have a ten-year term, and vest 34% on the first anniversary of the grant date and 33% on the second and third anniversary of the grant date. Executives who are at least 60 years old and have 15 years of service will have up five years to exercise vested stock options following retirement from the Company.
25% in the form of stock-settled RSUs. RSUs reward and retain NEOs by offering them the opportunity to receive SUPERVALU common stock if they remain employed through the vesting period. RSUs vest 34% on the first anniversary of the grant date and 33% on the second and third anniversary of the grant date.

Long-Term Incentive Grants for our NEOs

NEO	Total Fiscal 2017 LTI Target Value(1)	PSUs	Stock Options	RSUs
		(in shares)
Mark Gross(2)	$3,000,000	531,914	0	0
Bruce H. Besanko	$1,400,000	124,114	131,137	62,057
James W. Weidenheimer(3)	$625,000	55,408	58,543	27,704
Michael C. Stigers	$625,000	55,408	58,543	27,704
Rob N. Woseth	$675,000	59,840	63,227	29,920
Susan S. Grafton(3)	$450,000	39,894	42,151	19,947
Eric A. Claus(4)	$1,700,000	150,710	159,238	75,355
Mark L. Van Buskirk(5)	$600,000	53,192	56,202	26,596

(1)
The award values in this table differ slightly from the grant date fair market value of awards reported in the Summary Compensation and Grants of Plan-Based Awards for Fiscal 2017 tables, which reflect the full aggregate grant date fair value of PSU awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). The PSU award values in this table are the grant date values awarded by the Committee, based on their target LTI value and the closing stock price on the date of the grant.

(2)	Pursuant to his employment agreement, Mr. Gross was awarded 100% PSUs for his fiscal 2017 long-term incentive grant.

(3)
The total fiscal 2017 LTI target value for each of Mr. Weidenheimer and Ms. Grafton does not include their make-whole awards granted in connection with their hiring. The make-whole awards are described in the “Grants of Plan-Based Awards for Fiscal 2017” table under “Executive Compensation” below.

(4)
As part of the sale of Save-A-Lot and Mr. Claus no longer being employed by the Company, a prorated portion of Mr. Claus’s stock option grant was accelerated on January 10, 2017 such that 32,781 shares vested and 126,457 shares were forfeited. His entire PSU and RSU awards were forfeited.

(5)	The entirety of Mr. Van Buskirk’s 2017 LTI award was forfeited when he left the Company in July 2016.
PSU Performance Criteria
Performance share units will result in the issuance of shares of our common stock to named executive officers if the Company achieves certain performance goals by the end of fiscal 2019. Performance criteria for the PSUs were chosen to align our NEOs with executing on our operating plan and with the interests of our stockholders. Performance criteria for our fiscal 2017 PSU awards are qualitatively described below.
50% tied to Three-Year Absolute TSR Growth (“TSR Growth”). The use of a multi-year TSR Growth metric is intended to align the interests of our NEOs with our stockholders. Performance is measured as a cumulative percentage growth over the three-year life of the awards. Share prices are measured as the average closing stock price for our common stock over a 20-day period prior to the beginning and end of the performance period. Results may be adjusted to account for changes to our structure, such as spin-offs or share splits that occur during the performance period. The actual number of shares delivered at the end of the three-year performance period for this metric may be anywhere from 0 percent to 200 percent, depending on Company performance for that period. Performance that is below the threshold will result in no payout for this portion of the PSU award.
50% tied to Three-Year Consolidated Adjusted EBITDA Growth (“EBITDA Growth”) with a Relative Total Shareholder Return (“Relative TSR”) Modifier. The use of a multi-year EBITDA Growth metric is intended to align our NEOs to executing the Company’s three-year operating plan. Performance is measured as a growth percentage at fiscal 2019 year-end comparing fiscal 2019 Consolidated Adjusted EBITDA relative to our fiscal 2016 Consolidated Adjusted EBITDA. Results may be modified for changes to our structure, such as acquisitions or divestitures. The actual number of shares delivered at the end of the three-year performance period for this metric may be anywhere from 0 percent to 200 percent, depending on Company performance for that period. Performance that is below the threshold will result in no payout for this portion of the PSU award.
Relative TSR Modifier. The Relative TSR modifier is intended to further align our NEOs with our stockholders by adjusting the payout for EBITDA Growth by up to +/- 20 percent depending on our stack-ranked performance against a Relative TSR comparator group. Share prices are measured as the average closing stock price over a 20-day period prior to the beginning and end of the performance period. Results may be adjusted to account for changes to our structure, such as spin-offs or share splits, that occur during the performance period. Performance that is at or below the threshold set forth in the table below will result in a 20% reduction in any EBITDA Growth payout.
The Relative TSR comparator group used to determine our ranking was selected by the Committee based on companies suitably reflecting our industry and operations, as well as our pay benchmarking peer group. Companies that are no longer publicly traded at the end of the performance period will be removed, decreasing the size of our comparator group. The following companies are a part of the Relative TSR peer group for PSUs granted in fiscal 2017:

Relative TSR Peer Companies
Casey's General Stores, Inc.	Sysco Corporation
Core-Mark Holding Company, Inc.	The Chefs’ Warehouse, Inc.
Ingles Markets, Incorporated	The Kroger Co.
Smart & Final Stores, Inc.	United Natural Foods, Inc.
SpartanNash Company	Village Super Market, Inc.
Sprouts Farmers Market, Inc.	Weis Markets, Inc.
Staples, Inc.	Whole Foods Market, Inc.
PSU Metric Performance Payout Ranges
The table below reflects the performance payout ranges used for our fiscal 2017 PSU metrics.
PSU Metric Performance Payout Ranges

Metric	Threshold(3)	Target	Maximum
TSR Growth Payout(1) (50% weighting)	25%	100%	200%
EBITDA Growth Payout(1) (50% weighting)	25%	100%	200%
Relative TSR Modifier(2)	25th percentile (or lower)	50th percentile	75th percentile (or higher)
EBITDA Growth payout adjustment	Down 20%	None	Up 20%
(1)Payouts are linearly-interpolated for performance between threshold and target and between target and maximum.
(2)Payouts are linearly-interpolated for performance between threshold and maximum.
(3)Performance below the applicable TSR Growth and/or EBITDA Growth threshold results in no payout for that metric.
Other Benefits
We offer other health, welfare and retirement benefits, including 401(k) and deferred compensation, to our named executive officers to help attract, reward, and retain key talent by offering competitive overall benefit coverage. Our NEOs are eligible to participate in these benefits but there is no enhanced benefit for our NEOs. Greater detail for each of these compensation components is provided in the tables that follow the Summary Compensation Table under “Executive Compensation.”
Perquisites
We made a few minor changes to our perquisites policy in fiscal 2017. In our industry, it is common for spouses to attend major industry events. Historically, employees were responsible for paying the incremental cost of spouses attending the event. Following review of our policy and industry practices, the Committee updated our policy to allow for reimbursement of customary expenses such as meeting fees, meals, lodging, travel and organized event activities when a spouse accompanies an executive on business trips or to conferences where spouses are generally invited or reasonably expected to attend and, in each case, as approved by the CEO and no greater than $9,000 in a fiscal year.
We also updated our aircraft use policy to allow employees to use the Company’s aircraft for personal use when traveling to the same destination as the CEO and to authorize the CEO to approve an employee’s significant other accompanying the employee when the employee is traveling for personal or business purposes. Any imputed income from this usage will be reported as income to the employee, and no tax indemnification is provided.
We also amended the employee letter agreement with our CEO to modify the requirement that the CEO reimburse the Company for his personal use of the Company’s aircraft such that he is only required to reimburse the Company to the extent the incremental or variable costs from his personal use exceeds $50,000 in a fiscal year, provided that personal use included in such $50,000 amount must be ancillary to his business use of the aircraft. Any amounts in excess of or outside of the $50,000 allowance must be reimbursed to the Company. Any imputed income from the CEO’s personal use of the aircraft will be reported as income to Mr. Gross, and no tax indemnification is provided.
Post-Employment Compensation
We have post-employment arrangements in place for our NEOs that define the amounts each NEO would be entitled to receive in the event of a termination of his or her employment by SUPERVALU, as described in more detail in “Executive Compensation—Post-Employment Compensation” below. These arrangements are generally competitive with the typical protection provided to similarly-situated executives, and are therefore deemed by the Committee to be aligned with typical practices.

Role of the Compensation Consultant
The Committee has the authority to retain outside compensation consultants to assist in the evaluation of executive compensation or to otherwise advise the Committee. The Committee directs the work of such consultants, and decisions regarding compensation of our NEOs are ultimately made by the Committee as delegated by the Board and, in the case of our CEO, ratified by the independent members of the Board.
During fiscal 2017, the Committee continued to retain Exequity, a nationally recognized independent provider of executive compensation advisory services with no legal or financial connection to any other service provider, to serve as its independent compensation consultant. In fiscal 2017, Exequity supported the Committee by providing competitive data on compensation and relative performance of Peer Group companies (which information allows the Committee to make informed decisions with the benefit of understanding the factors shaping the external marketplace for executive compensation); provided an updated comprehensive review of our executive compensation program; provided input and suggested approaches with respect to our pay programs; made presentations on regulatory and legislative matters affecting executive compensation; and consulted on other matters as requested.
The Committee determined that the work of Exequity did not raise any conflicts of interest in fiscal 2017. In making this assessment, the Committee considered the applicable SEC and NYSE independence factors, including the other services Exequity provided to the Company, the level of fees received from the Company as a percentage of Exequity’s total revenue, policies and procedures employed by Exequity to prevent conflicts of interest, and whether the individual Exequity advisers to the Committee own any Company stock or have any business or personal relationships with members of the Committee or our executive officers.
The Committee has adopted a policy whereby any consulting work done by its independent compensation consultant with expected billings in excess of $25,000, excluding work for the Committee, is subject to pre-approval by the Committee Chair. Exequity and its affiliates did not perform any work in fiscal 2017 for the Company outside of Exequity’s role as an executive compensation consultant to the Committee and as a consultant to the Corporate Governance and Nominating Committee regarding director compensation.
Other Compensation-Related Policies
In addition to the compensation programs detailed above, we have several other policies and programs that impact the compensation of our NEOs and that help support the continued retention and recruitment of key executive talent.
Executive Stock Ownership and Retention Program and Anti-Hedging/Pledging Policy
The Company has an executive stock ownership and retention program for our NEOs and other executives so that these executives will experience the same downside risk and upside potential as our stockholders experience. The current stock ownership and retention program requirements for our senior officers, including our NEOs, are as follows:
Stock Ownership Guidelines

Position	Multiple of Base Salary
Chief Executive Officer	5 times
Chief Financial Officer	4 times
Executive Vice Presidents	3 times
Corporate Senior Vice Presidents & Business Unit Presidents	1 times
For purposes of complying with our executive stock ownership and retention program, stock is considered owned if the shares are owned outright, if the shares are owned by immediate family members or legal entities established for their benefit, or if the shares are in the form of unvested restricted stock or stock-settled restricted stock units. Neither outstanding unexercised stock options nor cash-settled restricted stock units are considered owned for purposes of our program.
Until an executive has met the ownership multiple set forth above, the executive is required to retain shares equal to 50% of the net after-tax profit received from stock option exercises or the vesting of restricted stock or restricted stock units. This 50% retention requirement can be satisfied on either an individual basis for each stock option exercise or restricted stock or restricted stock unit vesting event, or on a cumulative basis by aggregating all shares held from the exercise of stock options or the vesting of restricted stock or restricted stock units from the date the executive first met our stock ownership requirement.
In fiscal 2017, all of our NEOs were in compliance with our executive stock ownership and retention program through compliance with the retention requirements. Certain of our NEOs continue to work towards satisfying the ownership multiples set forth above.

Our NEOs and other senior officers may not pledge owned shares as security, enter into any risk hedging arrangements or engage in any short sales or trading in put and call options with respect to the Company’s securities.
Recoupment Policy
Our recoupment (or “clawback”) policy allows for recovery of the following compensation elements:

•	all amounts paid under the annual incentive plan, including any discretionary amounts, that were paid with respect to any fiscal year that is restated; and

•
all awards under the long-term incentive program, the 2007 Stock Plan, the 2012 Stock Plan or any preceding or successor plans that were issued or paid with respect to any fiscal year that is restated.

This policy applies in the event there is an accounting restatement due to the material noncompliance under any financial reporting requirements that results in performance-based compensation that would have been a lower amount if it had been calculated based on such restated results.
Deductibility of Compensation
Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain of our NEOs to $1 million annually. Compensation that is “qualified performance-based compensation” generally is not subject to the $1 million deduction limit. We consider the tax deductibility of any element of executive compensation as a factor in our overall compensation program. It is our intent to qualify all compensation paid to our top executives, where practicable under our compensation policies, for deductibility under the Section 162(m) limits in order to maximize our income tax deductions. However, the Committee may approve (as ratified by the independent members of the Board with regard to the CEO) compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid.
In fiscal 2017, the Committee established incentive pools for NEOs, as well as other executives whose compensation is determined by the Committee, for annual incentive plan payouts and PSU payouts. This “umbrella” plan structure creates a pool from which payments can be made if we achieve certain financial targets; however, the actual amount of any payout is based on the performance of our annual incentive plans or PSUs, as applicable, as described above. This structure is intended to provide compensation that is exempt from the $1 million annual deduction limit of Section 162(m) of the Internal Revenue Code. In fiscal 2017, we exceeded the performance thresholds of our umbrella plans.

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE
The Leadership Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Donald R. Chappel, Chairperson Mathew M. Pendo Mary A. Winston

EXECUTIVE COMPENSATION
The following tables and accompanying narrative disclosure should be read in conjunction with the “Compensation Discussion and Analysis,” which sets forth the objectives of SUPERVALU’s executive compensation and benefit program.
The table below shows compensation for the last three fiscal years for the individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2017 and each of the other three most highly compensated executive officers who were still serving at the end of fiscal 2017 and two additional individuals for whom disclosure would have been provided but for the fact that the individuals were not serving as executive officers at the end of fiscal 2017.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Mark Gross	2017	1,000,000	—	3,534,569	—	191,072	—	20,166	4,745,807
President and Chief	2016	61,538	300,000	—	3,374,995	—	—	64,084	3,800,617
Executive Officer
Bruce H. Besanko	2017	750,000	155,000	1,174,739	349,965	143,304	—	46,614	2,619,622
Executive Vice President,	2016	705,289	—	600,004	590,953	405,012	—	161,671	2,462,929
Chief Operating Officer	2015	687,981	—	309,998	749,912	654,485	—	12,445	2,414,821
and Chief Financial Officer
James W. Weidenheimer	2017	486,538	475,000	659,436	156,234	69,723	—	20,405	1,867,336
Executive Vice President,
Corporate Development and
Chief Innovation Officer
Michael C. Stigers	2017	475,000	85,000	524,437	156,234	94,725	480	17,418	1,353,294
Executive Vice President,
Wholesale
Rob N. Woseth	2017	414,615	110,000	566,386	168,734	59,416	456	1,895	1,321,502
Executive Vice President,
Chief Strategy Officer
Susan S. Grafton	2017	435,673	15,000	440,099	199,979	47,998	—	1,488	1,140,237
Former Senior Vice	2016	440,385	250,000	287,495	312,450	155,434	—	1,510	1,447,274
President, Finance, and
Chief Accounting Officer(8)
Eric A. Claus	2017	653,846	1,250,000	1,426,470	424,958	—	—	60,872	3,816,146
Former Chief Executive
Officer, Save-A-Lot(9)
Mark L. Van Buskirk	2017	230,769	—	503,462	149,986	7,146	991	1,310,728	2,203,082
Former Executive Vice	2016	600,000	—	300,003	299,955	219,204	—	30,822	1,449,984
President, Merchandising,
Marketing, Retail & Pharmacy

(1)
Amounts shown are not reduced to reflect an NEO’s election, if any, to defer receipt of salary under the Executive Deferred Compensation Plan described below. In fiscal 2015, amounts are based on a 53-week fiscal year.

(2)
Amounts for fiscal 2017 include a signing bonus of $365,000 paid to Mr. Weidenheimer in connection with his hire on April 25, 2016, and a bonus of $25,000 paid to Mr. Woseth for serving as interim CFO of Save-A-Lot for a portion of fiscal 2017. The other amounts paid to Messrs. Besanko, Weidenheimer, Stigers, Woseth and Claus and Ms. Grafton reflect bonuses paid during the fiscal year in recognition of project-based accomplishments in fiscal 2017 related to the sale of Save-A-Lot and the significant new customers affiliated in our Wholesale business.

(3)
The amounts shown in this column reflect the full aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), excluding the effect of estimated forfeitures for: (a) fiscal 2017, 2016 and 2015 for restricted stock awards, (b) fiscal 2017 for both restricted stock units and performance share units, and (c) fiscal 2016 for both cash-settled and stock-settled restricted stock units. Details of the 2017 grants are provided in the Grants of Plan-Based Awards table below. In accordance with FASB ASC 718, the grant date fair value for the restricted stock and the restricted stock units equals the closing stock price on the date of grant. For the performance share units granted in fiscal 2017, the grant date fair value is calculated using the Monte Carlo simulation value based on the probable satisfaction of the performance conditions for such awards. Refer to Note 1—Summary of Significant Accounting Policies and Note 13—Stock-Based

Awards within Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 25, 2017 for our policy and assumptions made in determining the grant date fair value of stock-based awards. Note that the amounts reported in this column do not necessarily correspond to the actual economic value that will be received by our NEOs from restricted stock, restricted stock units and performance share units upon vesting.

(4)
The amounts shown in this column reflect the full aggregate grant date fair value of option awards granted in fiscal years 2017, 2016 and 2015 calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Refer to Note 1—Summary of Significant Accounting Policies and Note 13—Stock-Based Awards within Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 25, 2017 for our policy and assumptions made in determining the grant date fair value of option awards. Note that the amounts reported in this column do not necessarily correspond to the actual economic value that will be received by our NEOs from the options.

(5)	Non-equity incentive plan compensation for fiscal 2017, 2016 and 2015 represents the amounts earned in recognition of the achievement of performance goals under our annual incentive plan.

(6)
This column represents both changes in pension value for our NEOs and above-market interest earnings on deferred compensation. In fiscal 2017, no NEOs were eligible for pension benefits. For fiscal 2017, the amounts in this column represent the above-market interest earnings on deferred compensation.

(7)	The following components comprise the amounts of “All Other Compensation” for our NEOs for fiscal 2017:

Name	Health Savings Account Employer Contributions ($)	Life Insurance ($)(a)	Aircraft ($)(b)	New Hire Benefits ($)(c)	Termination Benefits ($)(d)	Deferred Comp Company Match ($)(e)	Total ($)
Mark Gross	744	1,120	9,868	8,434	—	—	20,166
Bruce H. Besanko	—	1,008	—	—	—	45,606	46,614
James W. Weidenheimer	—	515	—	19,890	—	—	20,405
Michael C. Stigers	—	638	—	—	—	16,780	17,418
Rob N. Woseth	900	564	—	—	—	431	1,895
Susan S. Grafton	900	588	—	—	—	—	1,488
Eric A. Claus	—	857	—	60,015	—	—	60,872
Mark L. Van Buskirk	346	302	—	—	1,307,599	2,481	1,310,728

(a)	Represents premiums paid for current employee life insurance coverage under the group term life policy maintained by the Company for the benefit of the NEO.

(b)
For Mr. Gross, this amount is associated with his personal use of the Company aircraft in conjunction with business travel. We calculate the incremental cost to the Company of any personal use of the corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs. Because the corporate aircraft is primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase cost of the corporate aircraft and the cost of maintenance not related to trips. No tax indemnification is provided by the Company relating to personal use of the aircraft. Mr. Weidenheimer had limited personal use of the Company aircraft under our aircraft use policy for which there was no aggregate incremental cost.

(c)
For Mr. Gross, this amount represents $5,600 for relocation benefits under the Company’s relocation program, as well as $2,834 in tax indemnification payments related to those relocation benefits. For Mr. Weidenheimer, this amount represents $12,600 for relocation benefits under the Company’s relocation program, as well as $7,290 in tax indemnification payments related to those relocation benefits. For Mr. Claus, this amount represents $40,000 for relocation benefits, as well as $20,015 in tax indemnification payments related to those relocation benefits.

(d)
For Mr. Van Buskirk, this amount represents $58,615 for accrued vacation, $1,243,532 paid under his executive severance agreement in connection with his termination of employment on July 16, 2016, and $5,452 for COBRA reimbursement.

(e)	For fiscal 2017, this includes contributions accrued for the Company’s deferred compensation plan participants as a Company match.

(8)	Ms. Grafton’s employment with the Company terminated in fiscal 2018 effective May 20, 2017.

(9)
Mr. Claus’s employment with the Company terminated effective December 5, 2016 with the sale of Save-A-Lot. The $1,250,000 bonus represents an award granted in recognition of his significant contributions towards the successful sale of Save-A-Lot.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2017

Name	Grant Date	Approval Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)		Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Mark Gross			250,000	1,000,000	2,000,000
	4/28/16	4/21/16				132,978	531,914	1,170,211						3,534,569
Bruce H. Besanko			187,500	750,000	1,500,000
	4/28/16	4/21/16				31,028	124,114	273,051						824,738
	4/28/16	4/21/16							62,057	(3)				350,001
	4/28/16	4/21/16									131,137	5.64	(4)	349,965
James W. Weidenheimer			91,226	364,904	729,808
	4/28/16	4/21/16				13,852	55,408	121,898						368,186
	4/28/16	4/21/16							27,704	(3)				156,251
	4/28/16	4/21/16							23,936	(5)				134,999
	4/28/16	4/21/16									58,543	5.64	(4)	156,234
Michael C. Stigers			89,063	356,250	712,500
	4/28/16	4/21/16				13,852	55,408	121,898						368,186
	4/28/16	4/21/16							27,704	(3)				156,251
	4/28/16	4/21/16									58,543	5.64	(4)	156,234
Rob N. Woseth			77,741	310,962	621,924
	4/28/16	4/21/16				14,960	59,840	131,648						397,637
	4/28/16	4/21/16							29,920	(3)				168,749
	4/28/16	4/21/16									63,227	5.64	(4)	168,734
Susan S. Grafton			62,801	251,202	502,404
	4/28/16	4/21/16				9,974	39,894	87,767						265,096
	4/28/16	4/21/16							11,082	(6)				62,502
	4/28/16	4/21/16							19,947	(3)				112,501
	4/28/16	4/21/16									32,784	5.64	(6)	87,491
	4/28/16	4/21/16									42,151	5.64	(4)	112,488
Eric A. Claus			163,462	653,846	1,307,692
	4/28/16	4/21/16				37,678	150,710	331,562						1,001,468
	4/28/16	4/21/16							75,355	(3)				425,002
	4/28/16	4/21/16									159,238	5.64	(4)	424,958
Mark L. Van Buskirk			43,269	173,077	346,154
	4/28/16	4/21/16				13,298	53,192	117,022						353,461
	4/28/16	4/21/16							26,596	(3)				150,001
	4/28/16	4/21/16									56,202	5.64	(4)	149,986

(1)
Represents range of possible payouts under our annual incentive plan. The actual amount of the award earned for fiscal 2017 is presented in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Annual incentive awards are performance-based, and are only paid if certain minimum performance criteria are met. The threshold amount represents the minimum payout that will be earned, if the minimum performance criteria for each metric are met. The threshold amount represents a payout of 25% of the participant’s annual target award and the maximum amount reflects a payout of 200% of such target award. The threshold, target and maximum amounts have been prorated for any NEO who was hired during fiscal 2017 or had an adjustment to his or her base salary or annual incentive target during fiscal 2017. The annual incentive plan and these pro-rations are described above in “CD&A—Total Direct Compensation for our Executive Officers—Annual Incentive Plan.”

(2)
Represents range of possible payouts under our fiscal 2017 long-term incentive PSU awards granted under our 2012 Stock Plan. The PSU awards are performance-based, are paid only if certain minimum performance criteria are met, settle in stock, and vest on the third anniversary of the grant date. The PSU awards were designed to reward the achievement of two equally weighted goals of Absolute TSR and EBITDA Growth (with a Relative TSR modifier) over a three-year performance period. The performance metrics and methodology for calculating payments are described above in “CD&A—Total Direct Compensation for our Executive Officers—Long-Term Incentives and Other Stock-Based Awards.” The threshold amount represents the minimum payout that will be earned, if the minimum performance criteria for each metric are met. The threshold amount represents a payout of 25% of the participant’s target award and the maximum amount reflects a payout of 220% of such target award, assuming payout at 200% of the target plus the maximum adjustment under the Relative TSR modifier.

(3)
Represents a stock-settled restricted stock unit granted under our 2012 Stock Plan. The award vests with respect to 34 percent, 33 percent and 33 percent on each of the first, second and third anniversaries of the grant date.

(4)	Represents options granted under our 2012 Stock Plan. The options vest with respect to 34 percent, 33 percent and 33 percent on each of the first, second and third anniversaries of the grant date.

(5)
Mr. Weidenheimer’s restricted stock unit award was granted under our 2012 Stock Plan in connection with his commencement of employment as a make-whole award. This award vests 50 percent on each of the first two anniversaries of the grant date.

(6)
Ms. Grafton’s restricted stock and option awards were granted under our 2012 Stock Plan and represent the third and final portion of her make-whole award granted in connection with her hire. These awards vest 50 percent on the first two anniversaries of the grant date.

OUTSTANDING EQUITY AWARDS AT FEBRUARY 25, 2017

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(26)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (26)
Mark Gross	552,559	(1)	1,072,613	(1)	$4.25	2/5/2026				66,489	(2)	260,637
										66,489	(3)	260,637
Totals:	552,559		1,072,613							132,978		521,274
Bruce H. Besanko			131,137	(4)	$5.64	4/28/2026	62,057	(10)	243,263	15,514	(2)	60,815
	10,767	(5)	20,898	(5)	$6.58	10/23/2025	10,030	(11)	39,318	15,514	(3)	60,815
	44,320	(6)	86,031	(6)	$8.79	4/30/2025	37,542	(12)	147,165
	148,296	(7)	73,041	(7)	$7.50	5/16/2024	10,999	(13)	43,116
	225,000	(8)			$7.76	8/7/2023
	154,275	(9)			$7.76	8/7/2023
Totals:	582,658		311,107				120,628		472,862	31,028		121,630
James W. Weidenheimer			58,543	(4)	$5.64	4/28/2026	27,704	(10)	108,600	6,926	(2)	27,150
							23,936	(14)	93,829	6,926	(3)	27,150
Totals:			58,543				51,640		202,429	13,852		54,300
Michael C. Stigers			58,543	(4)	$5.64	4/28/2026	27,704	(10)	108,600	6,926	(2)	27,150
	17,728	(6)	34,413	(6)	$8.79	4/30/2025	15,016	(12)	58,863	6,926	(3)	27,150
	66,734	(7)	32,868	(7)	$7.50	5/16/2024	4,950	(13)	19,404
	124,484	(15)			$6.49	5/7/2023
	44,700	(16)			$2.28	7/17/2022
Totals:	253,646		125,824				47,670		186,866	13,852		54,300
Rob N. Woseth			63,227	(4)	$5.64	4/28/2026	29,920	(10)	117,286	7,480	(2)	29,322
	29,916	(6)	58,071	(6)	$8.79	4/30/2025	25,341	(12)	99,337	7,480	(3)	29,322
	100,100	(7)	49,302	(7)	$7.50	5/16/2024	7,425	(13)	29,106
	50,000	(15)			$6.49	5/7/2023
	186,726	(15)			$6.49	5/7/2023
Totals:	366,742		170,600				62,686		245,729	14,960		58,643
Susan S. Grafton(17)			32,784	(18)	$5.64	4/28/2026	19,947	(10)	78,192	4,987	(2)	19,549
			42,151	(4)	$5.64	4/28/2026	11,082	(21)	43,441	4,987	(3)	19,549
	11,406	(19)	11,405	(19)	$8.79	4/30/2025	3,555	(22)	13,936
	19,944	(6)	38,714	(6)	$8.79	4/30/2025	16,894	(12)	66,224
	66,734	(7)	32,868	(7)	$7.50	5/16/2024	4,950	(13)	19,404
	35,813	(20)	17,638	(20)	$7.11	4/25/2024	5,801	(23)	22,740
Totals:	133,897		175,560				62,229		243,938	9,974		39,098
Eric A. Claus	32,781	(24)			$5.64	12/5/2020
Totals:	32,781
Mark L. Van Buskirk	26,592	(25)			$8.79	7/15/2017
	74,148	(25)			$7.50	7/15/2017
	138,315	(25)			$6.49	7/15/2017
Totals:	239,055

(1)	This non-qualified stock option vests 34 percent, 33 percent and 33 percent on each anniversary of the grant date, with vesting dates of February 5, 2017, February 5, 2018 and February 5, 2019.

(2)
Represents performance share units (PSUs) that were granted on April 28, 2016. The PSUs cliff vest on the third anniversary of the grant date, subject to the achievement of our Absolute TSR metric. In calculating the number of PSUs and their value, we are required by SEC rules to use the number of PSUs that have not vested and not been earned, based on achieving threshold performance goals.

(3)
Represents PSUs that were granted on April 28, 2016. The PSUs cliff vest on the third anniversary of the grant date, subject to the achievement of our EBITDA Growth metric. In calculating the number of PSUs and their value, we are required by SEC rules to use the number of units that have not vested and not been earned, based on achieving threshold performance goals. No PSUs were earned by our NEOs in fiscal 2017.

(4)	This non-qualified stock option vests 34 percent, 33 percent and 33 percent on each anniversary of the grant date, with vesting dates of April 28, 2017, April 28, 2018 and April 28, 2019.

(5)	This non-qualified stock option vests 34 percent, 33 percent and 33 percent on each anniversary of the grant date, with vesting dates of October 23, 2016, October 23, 2017 and October 23, 2018.

(6)	This non-qualified stock option vests 34 percent, 33 percent and 33 percent on each anniversary of the grant date, with vesting dates of April 30, 2016, April 30, 2017 and April 30, 2018.

(7)	This non-qualified stock option vests 34 percent, 33 percent and 33 percent on each anniversary of the grant date, with vesting dates of May 16, 2015, May 16, 2016 and May 16, 2017.

(8)	This non-qualified stock option vests 34 percent, 33 percent and 33 percent on each anniversary of the grant date, with vesting dates of August 7, 2014, August 7, 2015 and August 7, 2016.

(9)	This non-qualified stock option vests in three equal installments per year, with vesting dates of August 7, 2014, August 7, 2015 and August 7, 2016.

(10)
Represents a stock-settled restricted stock unit that vests 34 percent, 33 percent and 33 percent on each anniversary of the grant date, with vesting dates of April 28, 2017, April 28, 2018 and April 29, 2019.

(11)
Represents a restricted stock award granted in connection with the promotion of Mr. Besanko to Executive Vice President, Chief Operating Officer. The award vests in three equal installments per year, with vesting dates on October 23, 2016, October 23, 2017 and October 23, 2018.

(12)	Represents a restricted stock award that vests 34 percent, 33 percent and 33 percent on each anniversary of the grant date, with vesting dates of April 30, 2016, April 30, 2017 and April 30, 2018.

(13)
Represents a stock-settled restricted stock unit that vests 34 percent, 33 percent and 33 percent on each anniversary of the grant date, with vesting dates of May 16, 2015, May 16, 2016 and May 16, 2017.

(14)
Represents a stock-settled restricted stock unit granted in connection with the hiring of Mr. Weidenheimer. The award vests 50 percent on each anniversary of the grant date, with vesting dates of April 28, 2017 and April 28, 2018.

(15)	This non-qualified stock option vests 34 percent, 33 percent and 33 percent on each anniversary of the grant date, with vesting dates of May 7, 2014, May 7, 2015 and May 7, 2016.

(16)	This non-qualified stock option vests in three equal installments per year, with vesting dates of July 17, 2013, July 17, 2014 and July 17, 2015.

(17)	Ms. Grafton’s employment terminated on May 20, 2017. Her unvested equity awards will forfeit and her unvested stock options will expire on May 20, 2018.

(18)	This non-qualified stock option vests 50 percent on each anniversary of the grant date, with vesting dates of April 28, 2017 and April 28, 2018.

(19)	This non-qualified stock option vests 50 percent on each anniversary of the grant date, with vesting dates of April 30, 2016 and April 30, 2017.

(20)	This non-qualified stock option vests 34 percent, 33 percent and 33 percent on each anniversary of the grant date, with vesting dates of April 25, 2015, April 25, 2016 and April 25, 2017.

(21)
Represents the third and final portion of a restricted stock award granted in connection with the hiring of Ms. Grafton. The award vests 50 percent on each anniversary of the grant date, with vesting dates on April 28, 2017 and April 28, 2018.

(22)
Represents the second portion of a restricted stock award granted in connection with the hiring of Ms. Grafton. The award vests 50 percent on each anniversary of the grant date, with vesting dates on April 30, 2016 and April 30, 2017.

(23)
Represents a restricted stock award granted in connection with the hiring of Ms. Grafton. The award vests 34 percent, 33 percent, 33 percent on each anniversary of the grant date, with vesting dates on April 25, 2015, April 25, 2016 and April 25, 2017.

(24)
Mr. Claus’s employment terminated on December 5, 2016. His unvested stock options were prorated and will expire on December 5, 2020. His unvested equity awards, other than stock options, were forfeited as of December 5, 2016.

(25)	Mr. Van Buskirk’s employment terminated on July 15, 2016. His unvested equity awards forfeited and his unvested stock options will expire on July 15, 2017.

(26)
The amounts shown in this column are calculated using a per share value of $3.92, the closing market price of a share of our common stock on the NYSE on February 24, 2017 (the last trading day of our 2017 fiscal year).

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mark Gross	—	—	—	—
Bruce H. Besanko	—	—	110,509	536,541
James W. Weidenheimer	—	—	—	—
Michael C. Stigers	—	—	12,687	62,430
Rob N. Woseth	—	—	20,480	100,935
Susan S. Grafton	—	—	23,010	115,051
Eric A. Claus	—	—	—	—
Mark L. Van Buskirk	—	—	17,105	84,498

(1)	There were no options exercised by our NEOs in fiscal 2017.

(2)
Amounts reflect the market value of the Company’s common stock on the day the stock vested, determined by multiplying the number of shares acquired on vesting by the closing sales price for the Company’s common stock on the NYSE on the vesting date.

Retirement Benefits
We previously provided various retirement benefits to certain of our executives under our SUPERVALU INC. Retirement Plan, the SUPERVALU INC. Excess Benefits Plan and the “Pension Make-Up Benefit” under the SUPERVALU INC. Executive Deferred Compensation Plan (the “EDCP”). All of these plans have since been frozen with respect to benefits for grandfathered participants, and none of our NEOs participate in, or are currently eligible for any retirement benefits under, any of these plans. Our NEOs are eligible to participate in our 401(k) plan that is available to all employees.
Deferred Compensation
Under our Executive Deferred Compensation Plan (2008 Statement), eligible executives may elect to defer, on a pre-tax basis, up to 50 percent of base salary and may elect to defer up to 100 percent of annual incentive compensation during the plan year. The program allows executives to save for retirement on a tax-deferred basis. Under this unfunded plan, amounts deferred by the executive accumulate on a tax-deferred basis and are credited at an effective annual interest rate equal to Moody’s Corporate Bond Index, set as of October 1 of the preceding year.
For the 2016 calendar year, executives had the opportunity to elect deferral of both fiscal 2017 base salary and bonus.
NONQUALIFIED DEFERRED COMPENSATION IN CALENDAR 2016

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mark Gross	—	—	—	—	—
Bruce H. Besanko	38,798	45,606	1,208	—	91,537
James W. Weidenheimer	—	—	—	—	—
Michael C. Stigers	95,106	16,780	8,212	—	243,153
Rob N. Woseth	8,614	431	2,374	—	60,316
Susan S. Grafton	—	—	—	—	—
Eric A. Claus	—	—	—	—	—
Mark L. Van Buskirk	49,613	2,481	6,194	—	163,616

(1)	Earnings for the current and inactive plans are determined based on a combination of a fixed percentage rate as well as variable interest rate methodologies based on current account balances.
SUPERVALU INC. Executive Deferred Compensation Plan
The EDCP provides that an eligible executive can elect to defer between 5 and 50 percent of base salary and between 5 and 100 percent of annual incentive compensation. A new deferral election can be made before the beginning of each calendar year and is effective for that calendar year as to base salary and for the fiscal year that begins in that calendar year as to incentive compensation. The amount deferred for a year is credited to an unfunded bookkeeping account for that year and that account is credited from time to time with interest at a rate determined by reference to Moody’s Corporate Average Bond Index for the year ending in the October preceding the calendar year. With each deferral election, the employee also makes an election of (i) whether the account for that year will be distributed in a lump sum or in 5, 10 or 15 annual installments and (ii) the time when distribution of that year’s account will be paid in a lump sum or commenced in installments (either a specified date or upon separation from service). SUPERVALU may, in its discretion, credit additional amounts to a participant’s account. If distribution is to be made to a “key employee,” the portion of the benefit attributable to deferral after December 31, 2004, will be delayed for six months following separation from service. Subject to limited exceptions, all amounts are 100 percent nonforfeitable at all times. A “key employee” is determined by the definition provided by the IRS. The EDCP allowed executives the opportunity to elect deferral of both fiscal 2017 base salary and bonus.
Post-Employment Compensation
Executive Severance Plan
The Company offers an executive severance plan to provide transitional assistance to executives who are separated from employment with the Company. No changes were made to the severance plan during fiscal 2017, and the plan is summarized below:

Plan Provision		Description
Severance Triggers	•	Involuntary termination without “cause” as defined below, subject to certain exclusions.
•
“Cause” is defined as continued failure to perform duties, conviction of a felony, conduct materially and demonstrably injurious to the Company, personal dishonesty that results in substantial personal enrichment or failure to comply with certain Company policies.

Severance Benefits	•	2 times for our CEO, 1.5 times for EVPs, and 1 time for SVPs, of annual base salary at time of termination.
•
2 times for our CEO, 1.5 times for EVPs, and 1 time for SVPs, of the average of the performance results (expressed as a percentage) used to determine the NEOs’ bonus amounts under the annual bonus plan for the preceding three years (or all bonus amounts, if the NEO has been employed fewer than three years), multiplied by the NEO’s current target bonus amount.

	•	Pro rata annual incentive, including the portion paid in stock, and payments for each long-term incentive plan cycle, not completed as of the termination date.
	•	Reimbursement for COBRA coverage for medical and/or dental insurance.
	•	Outplacement services not to exceed $25,000, paid to an outplacement provider and not to the executive.
	•	Repayment of severance benefits received by an NEO whom the Company rehires in any capacity within six months of the termination date.
	•	Requires execution of a release of claims acceptable to the Company.
Covenants	•
Non-disclosure of confidential information; non-solicitation of employees; non-solicitation of existing or prospective customers, vendors and suppliers; non-competition; return of property; and non-disparagement covenants.

Executive Change of Control Agreements
Our objective is to provide NEOs and other executives with protection under a market competitive change of control severance agreement. The Committee believes that this benefit helps to maintain the impartiality and objectivity of our executives in the event of a change of control situation so that our stockholders’ interests are protected. The Committee reviews this change of control policy periodically to address whether these protections are consistent with the Committee’s philosophy and our competitive market, as well as in compliance with federal tax rules affecting nonqualified deferred compensation.
In November 2013, the Board approved, including only the independent members of the Board with respect to the CEO, a change of control severance agreement that the Company subsequently entered into at varying times with each of our NEOs. The change of control agreements provide each executive with certain benefits listed in the table below if the executive’s employment is involuntarily terminated without “cause” or due to a voluntary resignation for “good reason”

within two years following a change of control or in certain situations prior to a change of control, known as a “double trigger.”
Each agreement includes covenants regarding confidentiality, non-competition, non-solicitation of employees, customers, vendors and suppliers, non-disparagement of the Company, return of Company property and mandatory arbitration.
A “change of control” generally includes the occurrence of any of the following events or circumstances:

•
the acquisition of 50% or more of the outstanding shares of SUPERVALU or the combined voting power of the outstanding voting shares of SUPERVALU, other than any acquisition from or by SUPERVALU or any SUPERVALU-sponsored employee benefit plan;

•
consummation of any merger or other business combination of SUPERVALU, sale or lease of all or substantially all of the assets of SUPERVALU or any combination of the foregoing, unless following such transaction SUPERVALU’s historic stockholders retain at least 60% ownership of the surviving entity and/or the purchaser or lessee; or

•
a change in our Board’s composition within any 24-month period such that a majority of the Board’s members does not include those who were members at the date of the beginning of such employment period.

“Cause” generally means:

•	the continued failure of the executive to substantially perform his or her duties after written demand and after the executive has had six months to improve performance to the Company’s expectations;

•	the conviction of, or plea of guilty or nolo contendere to, a felony;

•	the willful engaging in conduct that is materially and demonstrably injurious to SUPERVALU;

•	an act or acts of personal dishonesty intended to result in substantial personal enrichment at the expense of the Company; or

•	failure to comply with Company policies related to the Code of Business Conduct, Equal Employment Opportunities and Harassment or Workplace Violence.
“Good reason” generally means:

•	the executive’s annual base salary is reduced below the amount in effect on the date immediately prior to the change of control date;

•	the executive’s actual annual bonus is less than the target bonus as it existed on the date immediately prior to the change of control date;

•	the executive’s title is reduced from the title held on the date immediately prior to the change of control date;

•
the executive’s duties and responsibilities are materially and adversely diminished other than a general reduction of the number or scope of personnel supervised as part of the Company’s restructuring or recapitalization;

•
the program of long-term incentive compensation is materially and adversely diminished, which for these purposes means a reduction of 15% or more of the annualized target dollar amount of long-term incentive as it existed on the date immediately prior to the change of control date; or

•
the relocation of the place of employment by more than 45 miles, the failure to provide for the assumption of the agreement by any successor entity or a material breach by the Company of the agreement.

The definitions of change of control and good reason as described above are more restrictive than the definitions in effect prior to the adoption of the new form of change of control agreement in November 2013. The form of change of control agreement, as amended in fiscal 2014, is summarized below:

Agreement Provision		Description
Severance Benefits	•	2 times for our CEO and other NEOs, of annual base salary and target annual incentive, plus welfare benefits continuation.
	•	Earned but unpaid salary and accrued vacation, and annual bonus plan and long-term incentive plan amounts due, but not yet paid.
	•	Pro rata annual incentive based on actual performance results for the year of termination.
	•	Reimbursement for COBRA coverage for medical, dental and life insurance including a tax indemnification for such reimbursement.
	•	Outplacement services not to exceed $25,000, paid to an outplacement provider and not to the executive.
	•	“Best net” reduction of compensation to avoid excise tax.
	•	Requires execution of a release of claims acceptable to the Company.
Covenants	•
Non-disclosure of confidential information; non-solicitation of employees; non-solicitation of existing or prospective customers, vendors and suppliers; non-competition; return of property; and non-disparagement covenants.

Accelerated Vesting Provision in CEO Inducement Awards
The long-term incentive awards granted to Mr. Gross for fiscal years 2017 and 2018 provide that if Mr. Gross is terminated without cause or he resigns for good reason, the unvested stock options will vest as to a prorated portion of the options scheduled to vest on the next anniversary of his start date, and his performance share units will vest as to a portion of the award based on the actual attainment of performance goals over the entire three-year performance period and prorated for the portion of that period during which he was employed.
SUPERVALU Equity and Retirement Compensation Plans upon Change of Control
Several of our compensation and benefit plans contain provisions for enhanced benefits upon a change of control of SUPERVALU. These enhanced benefits include immediate vesting of stock options, performance share units, restricted stock and restricted stock unit awards upon a change of control, or in the case of such equity awards granted after May 2010, if employment terminates under specified circumstances within two years of a change of control.
See the Potential Payments Table below for payments that each NEO would be entitled to receive in the event of a termination of his or her employment by SUPERVALU without cause or by the NEO for good reason, following or in anticipation of a change of control of SUPERVALU.
Potential Payments and Benefits upon Retirement, Disability or Death
There are no special benefits provided to an NEO in the event of a qualified retirement, long-term disability or death with the exception of certain equity agreements. Certain of our option agreements provide for a longer exercise period for retirement-eligible employees who are age 60 or older and have at least 15 years of service. This benefit allows for the exercise period to be the earlier of five years or the expiration date from termination. No NEO current meets the age and service requirements. Accelerated vesting of equity awards would occur for all NEOs upon death or disability.
See the Potential Payments Table below for payments that each NEO would be entitled to receive in the event of his or her qualified retirement, long-term disability or death.
POTENTIAL PAYMENTS TABLE
The table below sets forth the amounts each NEO would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs including accrued vacation and paid time off, in the event of qualified retirement; long-term disability; death; a termination of employment by SUPERVALU without cause; and a termination of employment by SUPERVALU without cause or by the NEO for good reason following or in anticipation of a change of control of SUPERVALU. The amounts shown assume that the retirement, disability, death, termination without cause or termination following or in anticipation of a change of control described in the preceding sentence was effective as of February 24, 2017, the last trading day of our 2017 fiscal year. In addition, each NEO is entitled to receive a prorated bonus for the year of termination based on actual performance results; however, since our NEOs became entitled to these bonus payments on the last day of the fiscal year, no amount of such benefit is accelerated or enhanced by virtue of a termination of employment on that date.

Type of Payment	Retirement ($)	Disability ($)	Death ($)	Termination Without Cause ($)(1)	Certain Terminations following Change of Control ($)
Mark Gross
Base salary (by plan multiple) (2)	—	—	—	2,000,000	2,000,000
Bonus (by plan multiple) (3)	—	—	—	382,140	2,000,000
Unvested stock options (4)(5)	—	—	—	—	—
Unvested restricted stock (4)	—	—	—	—	—
Unvested performance share units (6)	—	695,036	695,036	695,036	2,085,103
Health and welfare benefits	—	—	—	16,932	16,932
Outplacement services	—	—	—	25,000	25,000
Total	—	695,036	695,036	3,119,108	6,127,035
Bruce H. Besanko
Base salary (by plan multiple) (2)	—	—	—	1,125,000	1,500,000
Bonus (by plan multiple) (3)	—	—	—	650,599	1,500,000
Unvested stock options (4)	—	—	—	—	—
Unvested restricted stock (4)	—	472,862	472,862	—	472,862
Unvested performance share units (6)	—	162,174	162,174	—	486,527
Health and welfare benefits	—	—	—	18,074	18,074
Outplacement services	—	—	—	25,000	25,000
Total	—	635,036	635,036	1,818,673	4,002,463
James W. Weidenheimer
Base salary (by plan multiple) (2)	—	—	—	862,500	1,150,000
Bonus (by plan multiple) (3)	—	—	—	123,598	862,500
Unvested stock options (4)	—	—	—	—	—
Unvested restricted stock (4)	—	202,429	202,429	—	202,429
Unvested performance share units (6)	—	72,398	72,398	—	217,199
Health and welfare benefits	—	—	—	12,272	12,272
Outplacement services	—	—	—	25,000	25,000
Total	—	274,827	274,827	1,023,370	2,469,400
Michael C. Stigers
Base salary (by plan multiple) (2)	—	—	—	712,500	950,000
Bonus (by plan multiple) (3)	—	—	—	142,085	712,500
Unvested stock options (4)	—	—	—	—	—
Unvested restricted stock (4)	—	186,866	186,866	—	186,866
Unvested performance share units (6)	—	72,398	72,398	—	217,199
Health and welfare benefits	—	—	—	14,228	14,228
Outplacement services	—	—	—	25,000	25,000
Total	—	259,264	259,264	893,813	2,105,793
Rob N. Woseth
Base salary (by plan multiple) (2)	—	—	—	630,000	840,000
Bonus (by plan multiple) (3)	—	—	—	273,251	630,000
Unvested stock options (4)	—	—	—	—	—
Unvested restricted stock (4)	—	245,729	245,729	—	245,729
Unvested performance share units (6)	—	78,192	78,192	—	234,573
Health and welfare benefits	—	—	—	13,009	13,009
Outplacement services	—	—	—	25,000	25,000
Total	—	323,921	323,921	941,260	1,988,311

Type of Payment	Retirement ($)	Disability ($)	Death ($)	Termination Without Cause ($)(1)	Certain Terminations following Change of Control ($)
Susan S. Grafton(7)
Base salary (by plan multiple) (2)	N/A	N/A	N/A	425,000	N/A
Bonus (by plan multiple) (3)	N/A	N/A	N/A	122,889	N/A
Unvested stock options (4)	N/A	N/A	N/A	—	N/A
Unvested restricted stock (4)	N/A	N/A	N/A	—	N/A
Unvested performance share units (6)	N/A	N/A	N/A	—	N/A
Health and welfare benefits	N/A	N/A	N/A	21,026	N/A
Outplacement services	N/A	N/A	N/A	25,000	N/A
Total	N/A	N/A	N/A	593,915	N/A
Eric A. Claus (8)
Base salary (by plan multiple) (2)	N/A	N/A	N/A	N/A	N/A
Bonus (by plan multiple) (3)	N/A	N/A	N/A	N/A	N/A
Unvested stock options (4)	N/A	N/A	N/A	N/A	N/A
Unvested restricted stock (4)	N/A	N/A	N/A	N/A	N/A
Unvested performance share units (6)	N/A	N/A	N/A	N/A	N/A
Health and welfare benefits	N/A	N/A	N/A	N/A	N/A
Outplacement services	N/A	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A	N/A
Mark L. Van Buskirk (9)
Base salary (by plan multiple) (2)	N/A	N/A	N/A	900,000	N/A
Bonus (by plan multiple) (3)	N/A	N/A	N/A	343,532	N/A
Unvested stock options (4)	N/A	N/A	N/A	—	N/A
Unvested restricted stock (4)	N/A	N/A	N/A	—	N/A
Unvested performance share units (6)	N/A	N/A	N/A	—	N/A
Health and welfare benefits	N/A	N/A	N/A	5,754	N/A
Outplacement services	N/A	N/A	N/A	25,000	N/A
Total	N/A	N/A	N/A	1,274,286	N/A

(1)	These amounts exclude reimbursements for COBRA.

(2)	Base salary multiple for “Termination Without Cause” is 2x for the CEO, 1.5x for EVPs and 1x for SVPs. Base salary multiple for “Change of Control” is 2x for the CEO and other NEOs.

(3)	Bonus multiple for “Termination Without Cause” is 2x for the CEO, 1.5x for EVPs and 1x for SVPs. Bonus multiple for “Change of Control” is 2x for the CEO and other NEOs.

(4)
The values presented for unvested stock options and unvested restricted stock and restricted stock units are calculated by multiplying the number of unvested shares by the closing stock price on the NYSE on February 24, 2017 ($3.92), the last trading day of our 2017 fiscal year, net of the exercise price in the case of stock options. Unvested shares are accelerated for “Disability,” “Death” and “Change of Control.”

(5)
Mr. Gross’s employment agreement provides for a prorated payout for his February 2016 stock option grant in the event of a “Termination Without Cause”. This payout currently has no value as the exercise price of $4.25 is higher than our $3.92 closing stock price on the NYSE on February 24, 2017.

(6)
The values presented for unvested performance share units are calculated by multiplying the number of PSUs by the closing stock price on the NYSE on February 24, 2017 ($3.92), the last trading day of our 2017 fiscal year. No NEOs are retirement eligible so any unvested PSUs are forfeited in the event of an NEO’s retirement. The value of unvested PSUs in the event of “Disability” or “Death” represents one-third (1/3) of the outstanding PSUs based on completion of one year of the 3-year performance period. The value of unvested PSUs in the event of a “Change of Control” represents the target number of PSUs accelerated in full upon the Change of Control, which assumes a “double-trigger” has occurred as detailed above. The value of unvested PSUs in the event of Mr. Gross’s termination without cause (or his resignation for good reason) represents one-third (1/3) of the outstanding PSUs based on completion of one year of the 3-year performance period and assumes performance at target; calculated based on prorata at actual as set forth in the terms of Mr. Gross’s employment agreement.

(7)	Ms. Grafton’s employment terminated effective May 20, 2017. Ms. Grafton received a lump sum payment of $547,889 plus COBRA and outplacement services per the terms detailed in the table above.

(8)	Mr. Claus’s employment terminated effective December 5, 2016 upon the sale of Save-A-Lot. Mr. Claus was not eligible for any additional termination benefits.

(9)
Mr. Van Buskirk’s employment terminated effective July 16, 2016. Mr. Van Buskirk received a lump sum payment of $1,243,532 plus COBRA and outplacement services per the terms detailed in the table above.

REPORT OF THE AUDIT COMMITTEE
All of the members of the Audit Committee are independent directors under the NYSE listing standards and the rules of the SEC. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that all such members qualify as an “audit committee financial expert” under the rules of the SEC.
The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available on SUPERVALU’s website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.” The Audit Committee selects, evaluates and, where deemed appropriate, replaces SUPERVALU’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements.
Management is responsible for SUPERVALU’s internal controls and the financial reporting process. SUPERVALU’s independent registered public accounting firm is responsible for performing an audit of SUPERVALU’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has reviewed SUPERVALU’s audited consolidated financial statements for fiscal 2017 and has met and held discussions with management and KPMG LLP (“KPMG”), the independent registered public accounting firm. Management represented to the Audit Committee that SUPERVALU’s consolidated financial statements for fiscal 2017 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with KPMG. The Audit Committee also discussed with KPMG the matters required to be discussed by applicable Public Company Accounting Oversight Board Auditing Standards.
The Audit Committee received the written disclosures and letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning its independence, and the Audit Committee discussed with KPMG the accounting firm’s independence.
Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in SUPERVALU’s Annual Report on Form 10-K for the fiscal year ended February 25, 2017, filed with the SEC.
The Audit Committee also considered whether non-audit services provided by KPMG during fiscal 2017 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Irwin S. Cohen, Chairperson Francesca Ruiz de Luzuriaga Mary A. Winston

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
The Audit Committee has a formal policy concerning the approval of audit and non-audit services to be provided by SUPERVALU’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms and all engagements for permitted non-audit services, subject to the de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Chair of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.
During fiscal 2017 and 2016, KPMG provided various audit and audit-related services to SUPERVALU. The Audit Committee pre-approved all audit services, audit-related services and tax services provided by KPMG in fiscal 2017 and 2016. The following table presents fees for professional services charged by KPMG to SUPERVALU by type and amount for fiscal 2017 and 2016.

	2017 (3)	2016 (4)
	($ in thousands)
Audit fees	$3,060	$2,440
Audit-related fees(1)	1,340	4,912
Total audit and audit-related fees	4,400	7,352
Tax fees(2)	—	—
All other fees	—	—
Total fees	$4,400	$7,352

(1)	Audit-related fees consist principally of fees for audits of financial statements of certain businesses and subsidiaries and audits of financial statements of certain employee benefit plans.

(2)	Tax fees consist of fees related to tax compliance, including review of tax returns.

(3)	Fees for fiscal 2017 are estimates.

(4)	Fees for fiscal 2016 reflect final amounts billed.
RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)
The Audit Committee of our Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm retained to audit SUPERVALU’s consolidated financial statements and our internal controls over financial reporting. The Audit Committee has appointed KPMG LLP (“KPMG”) as SUPERVALU’s independent registered public accounting firm for the fiscal year ending February 24, 2018. KPMG has been retained as SUPERVALU’s independent auditor continuously since fiscal 1999. The Audit Committee is responsible for the approval of the audit fee associated with the retention of KPMG. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with each mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of KPMG’s new lead engagement partner. The members of the Audit Committee and our Board of Directors believe that the continued retention of KPMG to serve as SUPERVALU’s independent registered public accounting firm is in the best interests of our stockholders.
Stockholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of SUPERVALU and its stockholders.
A representative of KPMG will be present at the annual meeting with the opportunity to make a statement if he or she desires and will be available to respond to questions from stockholders.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as the independent registered public accounting firm.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 3)
As required by the Exchange Act, at the 2011 Annual Meeting of Stockholders, we provided our stockholders with an advisory vote on the frequency of conducting an advisory vote on the compensation of our NEOs. Consistent with the stockholders’ preference expressed in voting at the 2011 Annual Meeting of Stockholders, our Board of Directors determined that an advisory vote on the compensation of SUPERVALU’s executive officers will be conducted every year. Therefore, we are providing stockholders with an advisory (nonbinding) vote on the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail under the heading “Compensation Discussion and Analysis—Compensation Philosophy & Pay for Performance,” our executive compensation programs are designed to align compensation with long-term stockholder value, reward effective strategic leadership and ensure that the majority of compensation opportunities are a result of pay-for-performance. Please read the “Compensation Discussion and Analysis” for additional details about the Company’s executive compensation programs, including information about the compensation of our NEOs for fiscal 2017.
The Company is presenting the following proposal, which gives stockholders the opportunity to endorse or not endorse our pay program for NEOs by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding the Company’s compensation programs.
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the related narrative executive compensation disclosures contained in the Proxy Statement.”
The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement.
ADVISORY VOTE ON THE FREQUENCY OF CONDUCTING
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
(ITEM 4)
The Exchange Act also requires that we provide our stockholders with an advisory vote on the frequency of conducting an advisory vote on the compensation of our NEOs no later than the sixth calendar year after the immediately preceding vote on this matter. We first held this advisory vote at the 2011 Annual Meeting of Stockholders. By voting on this Item 4, stockholders may indicate whether they would prefer an advisory vote on NEO compensation once every year, two years or three years.
After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs annually continues to be the most appropriate frequency for the Company, and therefore our Board of Directors recommends that you vote for an annual advisory vote on executive compensation. The Board of Directors considered that an annual advisory vote on executive compensation will allow stockholders to provide the Company with their direct input on the Company’s compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Because the compensation of our NEOs is evaluated, adjusted and approved on an annual basis, an annual advisory vote will provide the Board of Directors and Leadership Development and Compensation Committee with the best opportunity to take stockholder sentiment into consideration in making decisions with respect to executive compensation. Finally, we believe an annual advisory vote on the compensation of our NEOs aligns more closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and programs.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years, or you may abstain from voting. The option that receives the highest number of votes cast by stockholders will be the frequency for conducting the advisory vote on executive compensation selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.
The Board of Directors recommends a vote for the option of “ONE YEAR” as the frequency with which stockholders are provided an advisory vote on the compensation of the Company’s NEOs as disclosed in the Proxy Statement.

AUTHORIZATION OF THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A RATIO OF 1-FOR-5 TO 1-FOR-7, SUCH RATIO TO BE DETERMINED BY THE BOARD OF DIRECTORS (ITEM 5)
General

On May 12, 2017, our Board of Directors unanimously adopted resolutions approving, declaring advisable and recommending to the stockholders for their approval a proposal to authorize the Board, in its discretion, to amend our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to (i) effect a reverse stock split of our issued and outstanding common stock at a ratio of 1-for-5, 1-for-6 or 1-for-7, such ratio to be determined by the Board (the “Reverse Stock Split”), and (ii) reduce the number of authorized shares of common stock by a corresponding ratio (the “Authorized Shares Reduction,” and together with the Reverse Stock Split, the “Reverse Stock Split Amendments”).
Approval of this proposal by our stockholders will grant the Board the authority, without further action by the stockholders, to carry out such action any time prior to the annual meeting of our stockholders in 2018, with the exact Reverse Stock Split ratio and timing to be determined at the discretion of the Board. The Board may determine in its discretion not to effect the Reverse Stock Split and not to file any amendment to our Certificate of Incorporation. If stockholders approve this proposal and we effect the Reverse Stock Split, then between every 5 and 7 shares of our stock issued and outstanding or held in treasury would be combined and reclassified into one share of common stock.
The actual number of authorized shares of our common stock after giving effect to the Reverse Stock Split, if and when effected, will depend on the Reverse Stock Split ratio that is ultimately determined by the Board. The table below illustrates the possible Reverse Stock Split ratios, together with (i) the implied number of authorized shares of common stock resulting from the corresponding authorized share reduction in accordance with such ratio, based on 400,000,000 shares of common stock currently authorized under our Certificate of Incorporation, and (ii) the implied number of issued and outstanding shares of common stock resulting from a Reverse Stock Split in accordance with such ratio, based on 268,531,927 shares of our common stock issued and outstanding as of May 22, 2017.

Possible Reverse Stock Split Ratios	Implied Number of Authorized Shares of Common Stock Following the Reverse Stock Split	Implied Approximate Number of Issued and Outstanding Shares of Common Stock Following the Reverse Stock Split*
1-for-5	80,000,000	53,706,385
1-for-6	66,666,666	44,755,321
1-for-7	57,142,857	38,361,703
* Excludes effect of fractional share treatment.
If we effect the Reverse Stock Split, then, except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of then-outstanding common stock immediately following the Reverse Stock Split that such stockholder held immediately prior to the Reverse Stock Split. The par value of our common stock would remain unchanged at $0.01 per share.
If the Reverse Stock Split Amendments are approved by our stockholders and the Board elects to effect the Reverse Stock Split, a certificate of amendment to the Certificate of Incorporation, substantially in the form of the Certificate of Amendment attached as Appendix B to this Proxy Statement that sets forth the Reverse Stock Split Amendments and the Reverse Stock Split ratio to be determined by the Board in its discretion, will be filed with the Secretary of State of the State of Delaware with immediate effect.
Reasons for the Reverse Stock Split and Other Considerations
Broaden Pool of Investors and Attract New Investors – We believe that the Reverse Stock Split could enhance the appeal of our common stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, have a higher level of price volatility, or are less likely to be followed by institutional securities research firms and therefore to have less third-party analysis of the company available to investors. In addition, certain institutional investors or investment funds may be prohibited from buying stocks whose price is below a certain threshold. We believe that the reduction in outstanding shares caused by the Reverse Stock Split, together with the anticipated increased stock price immediately following and resulting from the Reverse Stock Split, may encourage interest and trading in our common stock and thus possibly promote greater liquidity for our stockholders, thereby resulting in a broader market for our common stock than that which currently exists.
Reduced Fees – Currently, the fees we pay to the NYSE to list our shares and to the SEC to register securities for issuance, along with the fees of our proxy solicitations are frequently based on or related to the number of shares being held, cleared, or registered, as applicable. Reducing the number of shares outstanding or to be issued in the future may reduce the amount of fees and taxes we pay to the organizations or agencies that levy charges based on the number of shares rather than the value of shares.
Reduce Relatively High Transaction Costs for our Stockholders – The Board also considered that the structure of trading commissions, which are often set at a fixed price, tend to have an adverse impact on holders of lower-priced securities because the brokerage commissions on a sale of lower-priced securities generally represent a higher percentage of the sales prices than the commissions on relatively higher-priced issues, which may discourage trading in such lower-priced securities. A reduction in outstanding shares should result in a price level for our common stock that may reduce the adverse effect trading commissions have on the tendencies of certain stockholders to trade in our common stock. Moreover, a reduction in outstanding shares would reduce the actual transaction costs imposed on those investors who pay commissions on trades of our common stock based on the number of shares actually traded.
We cannot assure you that all or any of the anticipated beneficial effects on the trading market for our stock will occur. The Board cannot predict with certainty what effect the Reverse Stock Split will have on the market price of our common stock, particularly over the longer term. Some investors may view a reverse stock split negatively, which could result in a decrease in our market capitalization. Additionally, any improvement in liquidity due to increased institutional or brokerage interest or lower trading commissions may be offset by the lower number of outstanding shares.
Stockholders should recognize that if the Reverse Stock Split is effected, they will own a fewer number of shares than they currently own. While we expect that the Reverse Stock Split will result in an increase in the per share price of our common stock, the Reverse Stock Split may not increase the per share price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the per share price (which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding).
If a Reverse Stock Split is effected and the per share price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. In addition, the Reverse Stock Split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Accordingly, a Reverse Stock Split may not achieve all of the desired results that are outlined above.
The Board considered all of the foregoing factors, and determined that the Reverse Stock Split Amendments are in the best interests of the Company and its stockholders.
Board Discretion to Implement the Reverse Stock Split
The Board believes that stockholder approval of a range of Reverse Stock Split ratios (rather than a single reverse stock split ratio) is in the best interests of our stockholders because it provides the Board with the flexibility to achieve the desired results of the Reverse Stock Split and because it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented. If stockholders approve this proposal, the Board would carry out the Reverse Stock Split only upon the Board’s determination that the Reverse Stock Split would be in the best interests of the stockholders at that time. The Board would then set the ratio for the Reverse Stock Split within the range approved by stockholders and in an amount it determines is advisable and in the best interests of the stockholders considering relevant market conditions at the time the Reverse Stock Split is to be implemented. In determining the Reverse Stock Split ratio, following receipt of stockholder approval, the Board may consider numerous factors including:

•	the historical and projected trading price and trading volume of our common stock;

•	general economic and other related conditions prevailing in our industry and in the marketplace;

•	the projected impact of the Reverse Stock Split ratio on trading liquidity in our common stock;

•	the then-prevailing trading price for our common stock and the trading volume level thereof; and

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs.

The Board intends to select a reverse stock split ratio that it believes would be most likely to achieve the anticipated benefits of the Reverse Stock Split described above. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. Following the Reverse Stock Split, we will continue to be subject to the periodic reporting requirements of the Exchange Act.
Principal Effects of the Reverse Stock Split
Effect on Existing Common Stock
If the Reverse Stock Split is approved and effected, the number of shares of common stock issued and outstanding will be reduced from 268,531,927 shares (as of May 22, 2017) to between approximately 38,361,703 shares and 53,706,385 shares, depending on which reverse stock split ratio is ultimately effected. Except for the change resulting from the adjustment for fractional shares (described below), the change in the number of shares of common stock outstanding that will result from the Reverse Stock Split will not affect any stockholder’s percentage ownership in the Company. The relative voting and other rights that accompany the shares of common stock would not be affected by the Reverse Stock Split.
Effect on Preferred Stock
Currently we are authorized to issue up to a total of 1,000,000 shares of preferred stock, none of which is outstanding. The Reverse Stock Split will not impact the authorized number of shares of preferred stock.
Effect on Equity Compensation Plans
The proposed Reverse Stock Split will reduce the number of shares of common stock available for issuance under our equity compensation plans in proportion to the reverse stock split ratio selected by the Board.
Under the terms of our equity compensation plans and awards, the proposed Reverse Stock Split will cause a reduction in the number of shares of common stock issuable upon exercise or vesting of such awards in proportion to the reverse stock split ratio of the Reverse Stock Split and will cause a proportionate increase in any exercise price of such awards. The Board has also authorized any changes necessary to our equity plans, desirable, or appropriate to give effect to the Reverse Stock Split, if any, including any applicable, technical conforming changes.
Accounting Matters
The par value per share of our common stock will remain unchanged at $0.01 per share after the Reverse Stock Split. As a result of the Reverse Stock Split, at the effective time, the stated capital on the Company’s balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the reverse stock split ratio. Correspondingly, the Company’s additional paid-in capital account, which consists of the difference between the Company’s stated capital and the aggregate amount paid to the Company upon issuance of all currently outstanding shares of common stock, will be credited with the amount by which the stated capital is reduced. The Company’s stockholders’ equity, in the aggregate, will remain unchanged. In addition, the earnings or loss per share of our common stock, for all periods, will be restated because there will be fewer outstanding shares of common stock.
Effective Date
If this proposal is approved and we effect the Reverse Stock Split, we will file the proposed Certificate of Amendment with the Secretary of State of the State Delaware. The Reverse Stock Split will become effective when filed with the Secretary of State of the State Delaware. No further action on the part of stockholders would be required to either effect or abandon the Reverse Stock Split. If the Board does not implement the Reverse Stock Split prior to the annual meeting of our stockholders in 2018, the authority granted in this proposal to implement the Reverse Stock Split will terminate. The Board reserves its right to elect not to proceed and abandon the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.
Mechanics of the Reverse Stock Split
Beginning on the effective date of the Reverse Stock Split, each certificate representing pre-split shares will, until surrendered and exchanged as described below, for all corporate purposes, be deemed to represent, respectively, only the number of post-split shares.
Exchange of Stock Certificates
Shortly after the Reverse Stock Split becomes effective, stockholders will be notified and offered the opportunity at their own expense and in accordance with the procedures to be set forth in a letter of transmittal to be sent by our stock transfer agent, to surrender their current certificates to our stock transfer agent in exchange for a statement of holding. When you submit your certificate representing the pre-split shares of common stock, your post-split shares, if any, will be held electronically in direct registration book entry account. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-split shares, if any, you own. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-split ownership interest or if you hold restricted shares. In connection with the Reverse Stock Split, the CUSIP number for our common stock will change from its current CUSIP number. This new CUSIP number will appear on any new stock certificates and direct registration account statements issued representing post-split shares.
Stockholders should not destroy any share certificate(s) and should not submit any share certificate(s) until following the announcement by the Company of the completion of the Reverse Stock Split.
Effect on Registered “Book-entry” Holders of Common Stock
Holders of common stock may hold some or all of their common stock electronically in book-entry form (“street name”) under the direct registration system. These stockholders will not have stock certificates evidencing their ownership. They are, however, provided with a statement of holding reflecting the number of shares of common stock registered in their accounts. If you hold registered common stock in book-entry form, you do not need to take any action to receive your post-split shares, if applicable.
Fractional Shares
No fractional shares will be issued. In lieu of any fractional shares, any holder of less than one share of common stock shall be entitled to receive cash (without interest and subject to applicable withholding taxes) for such holder’s fractional share based upon the closing price of our common stock on the New York Stock Exchange on the trading day immediately prior to the effective time (as adjusted to give effect to the Reverse Stock Split). The cash payment is subject to applicable U.S. federal and state income tax and state abandoned property laws. After the Reverse Stock Split, a stockholder will have no further interest in the Company with respect to its fractional share interest, and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto except the right to receive a cash payment as described above.
Dissenters’ or Appraisal Rights
Under the Delaware General Corporation Law, our stockholders are not entitled to any dissenters’ or appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.
Interests of Directors and Executive Officers
Our directors and executive officers do not have substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock or any other of our securities.
Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following summary describes certain U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock. This summary does not address all of the U.S. federal income tax consequences that may be relevant to any particular holder of our common stock, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, partnerships (or other entities classified as partnerships for U.S. federal income tax purposes) and investors therein, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax, persons who acquired our common stock through the exercise of employee stock options or otherwise as compensation, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for U.S. federal income tax purposes, (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment), or (iv) persons who own more than 5% of our common stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split. This summary does not address the Medicare tax on net investment income or the effects of any state, local or foreign tax laws.
Each holder of our common stock should consult its own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Reverse Stock Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.
U.S. Holders. The discussion in this section is addressed to “U.S. holders.” A “U.S. holder” is a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (a) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (b) the trust has a valid election in place to be treated as a U.S. person. The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to a cash payment from the transfer agent in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received should include the holding period for the common stock surrendered. A U.S. holder who receives a cash payment from the transfer agent in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our common stock surrendered that is allocated to the fractional share of our common stock. The capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our common stock surrendered exceeded one year at the effective time. The deductibility of net capital losses by individuals and corporations is subject to limitations.
U.S. holders that have acquired different blocks of our common stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and the holding period of, our common stock.
U.S. Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of a cash payment from the transfer agent in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split, unless a U.S. holder is an exempt recipient. In addition, U.S. holders may be subject to a backup withholding tax on the payment of this cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Non-U.S. Holders. The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder is a beneficial owner of our common stock that is neither a U.S. holder nor a partnership (or other entity classified as a partnership for U.S. federal income tax purposes). Generally, except as described below with respect to a cash payment from the transfer agent in lieu of fractional shares, non-U.S. holders will not recognize any gain or loss or be subject to U.S. federal withholding tax upon the Reverse Stock Split. The gross amount of a cash payment received in lieu of fractional shares should not be subject to U.S. federal income withholding tax and gain recognized with respect to a cash payment received from the transfer agent in lieu of a fractional share will not be subject to U.S. federal income tax unless (a) the gain is effectively connected with the conduct of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to non-U.S. holders who are individuals, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the Reverse Stock Split and certain other conditions are met or (c) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met. A non-U.S. holder described in (a) above will be subject to tax on such gain in the same manner as if such non-U.S. holder were a United States person as described in the Code, and, if such non-U.S. holder is a corporation, such gain may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in (b) above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on such gain, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and have not been a United States real property holding corporation.

U.S. Information Reporting and Backup Withholding Tax. In general, backup withholding and information reporting will not apply to payment of cash from the transfer agent in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge or reason to know to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.
Vote Required
The affirmative vote of the holders of a majority of the shares of our issued and outstanding common stock is required to authorize the Board, in its discretion, to amend our Certificate of Incorporation to effect the Reverse Stock Split.
The Board recommends a vote “FOR” the authorization of the Board, in its discretion, to amend the Certificate of Incorporation to effect the Reverse Stock Split.
OTHER INFORMATION
SUPERVALU Mailing Address
The mailing address of our principal executive offices is: SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.
Stockholder Proposals and Nominations for the 2018 Annual Meeting
Proposals for Inclusion in the Company’s Proxy Statement. In accordance with rules of the SEC, all proposals of stockholders that are requested to be included in SUPERVALU’s Proxy Statement for the 2018 Annual Meeting of Stockholders must be received by the Corporate Secretary at our principal executive offices on or before February 5, 2018, 120 days before the one-year anniversary of the mailing date of this Proxy Statement for the 2017 Annual Meeting of Stockholders.
Director Nominations for Inclusion in the Company’s Proxy Statement. Pursuant and subject to the proxy access provisions in our Bylaws, a stockholder or group of up to 20 stockholders that has held at least three percent of our outstanding common stock continuously for at least three years may nominate and include in the Company’s proxy statement director nominees constituting up to the greater of two directors or 20% of the Board. Stockholder requests to include stockholder-nominated directors in our proxy statement for the 2018 Annual Meeting of Stockholders must be given in writing to the Corporate Secretary and received at our principal executive offices no later than the close of business on February 5, 2018 and no earlier than January 6, 2018. Any stockholder nomination made pursuant to the proxy access provisions in our Bylaws must contain specific information required by our Bylaws, a copy of which is available on SUPERVALU’s website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.”
Other Proposals and Nominations. In accordance with our Bylaws, any other stockholder proposals or director nomination to be presented at the 2018 Annual Meeting of Stockholders must be given in writing to the Corporate Secretary and received at our principal executive offices no later than the close of business on March 21, 2018 and no earlier than February 19, 2018; provided that if the number of directors to be elected to our Board of Directors is increased and we make no public announcement naming all of the nominees for director or specifying the size of the increase by at least April 10, 2018, a stockholder proposal will be deemed timely solely with respect to nominees for any new positions created by such increase in the size of the Board as long as the proposal is delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the tenth day following the day on which we first make such a public announcement. The proposal or nomination must contain specific information required by our Bylaws, a copy of which is available on SUPERVALU’s website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.”
Communications with the Board of Directors
Any interested parties who desire to communicate with the Board of Directors, the non-employee members of the Board of Directors or any individual member of the Board of Directors may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at the mailing address above. All such correspondence will be forwarded to the appropriate director or directors.

Codes of Business Conduct
SUPERVALU has adopted a Code of Business Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions and all other employees, and a Code of Business Conduct and Ethics that applies to its directors. The Codes are available on SUPERVALU’s website at www.supervalu.com. Click on the “Investors” link and then the caption “Corporate Governance.” Copies of the Codes are also available to any stockholder who submits a request to the Corporate Secretary at the mailing address above.
Expenses of Solicitation
This solicitation of proxies is being made by SUPERVALU, and we will pay the costs of such solicitation. We arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we reimburse them for their expenses in this regard. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation will be paid for such employee solicitation.
Section 16(a) Beneficial Ownership Reporting Compliance
The rules of the SEC require our directors, executive officers and holders of more than 10% of our common stock to file reports of stock ownership and changes in ownership with the SEC. Based solely on a review of the Section 16 reports filed by our directors and executive officers and written representations of our directors and executive officers, we believe that our directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2017.
Householding
Only one copy of each of our Annual Report to Stockholders and this Proxy Statement or one copy of our Notice Regarding the Availability of Proxy Materials has been sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, or call (952) 828-4000. You may contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on July 19, 2017
Our Notice of Annual Meeting, Proxy Statement and Annual Report are available at
http://materials.proxyvote.com/868536.
Requests for Copies of Annual Report
SUPERVALU will furnish to stockholders, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended February 25, 2017, as filed with the SEC, upon receipt of a written request addressed to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.
Owners of Shares Held in Street Name: Check the information provided to you in the proxy materials mailed to you by your bank or broker.

APPENDIX A
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION USED IN
COMPENSATION PERFORMANCE METRICS
Our Consolidated Financial Statements are prepared and presented in accordance with generally accepted accounting principles (“GAAP”). The “Compensation Discussion and Analysis” contains references to certain financial measurements that are not measured in accordance with accounting principles generally accepted in the United States of America (“non-GAAP”). The measures and items identified below, such as Adjusted EBITDA and Expense Optimization, are provided as a supplement to our results of operations. We consider these non-GAAP financial measures to assess the performance of our business, understand underlying operating performance and core business trends, which we use to facilitate operating performance comparisons of our business on a consistent basis over time, and as a compensation performance measure.
We believe these non-GAAP measures are useful to investors and financial institutions because Adjusted EBITDA provides additional understanding of other factors and trends affecting our business, which are used in the business planning process to understand expected performance, to evaluate results against those expectations, and as one of the compensation performance measures under certain compensation programs and plans. We believe Adjusted EBITDA is more reflective of factors that affect our underlying operating performance and facilitate operating performance comparisons of our business segments on a consistent basis over time.
Expense Optimization is a non-GAAP supplemental expense measure we use to manage administrative costs that can vary based on the extent of administrative support services needed for our operations or to service other companies. This measure excludes most distribution center and retail store selling and administrative expenses.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures should not be considered superior to, a substitute for or an alternative to any financial measure of performance prepared and presented in accordance with GAAP. Certain adjustments to our GAAP financial measures reflected below exclude items that may be considered recurring in nature and may be reflected in our financial results for the foreseeable future. These measurements and items may be different from non-GAAP financial measures used by other companies. All measurements are provided with a reconciliation from a GAAP measurement. The non-GAAP financial measures below should only be considered as an additional supplement to our financial results reported in accordance with GAAP and should be reviewed in conjunction with our results reported in accordance with GAAP in our Annual Report on Form 10-K for the fiscal year ended February 25, 2017.
ADJUSTED EBITDA
We define Adjusted EBITDA as Net (loss) earnings from continuing operations, plus Interest expense, net and Income tax (benefit) provision, less Net earnings attributable to noncontrolling interests calculated in accordance with GAAP, plus non-GAAP adjustments for Depreciation and amortization, LIFO charge (credit), certain employee-related costs and pension-related charges (including severance costs, pension settlement charges, multiemployer pension withdrawal charges, accelerated stock-based compensation charges and other items), certain non-cash asset impairment and other charges (including asset write-offs, store closures and market exits), certain gains and losses on the sale of property, goodwill and intangible asset impairment charges, costs related to the separation of businesses, legal settlement charges and gains, contract breakage costs and certain other non-cash charges or items, as determined by management.
Certain of these items are being omitted either because they are non-cash items or are items that are not considered in our supplemental assessment of on-going business performance. Certain of these adjustments are considered in similar supplemental analyses by other companies, such as Depreciation and amortization, impairment charges and certain other adjustments.
There are significant limitations to using Adjusted EBITDA as a financial measure including, but not limited to, it not reflecting cash expenditures for capital assets or contractual commitments, changes in working capital, income taxes, capital lease obligations and debt service expenses that are recurring in our results of operations.
The following is a reconciliation of our Net (loss) earnings from continuing operations as reported in accordance with GAAP to the non-GAAP measure of Adjusted EBITDA for our fourth quarter of fiscal 2017, also referred to in the CD&A as the Post-Sale Period covering the period of time following our sale of Save-A-Lot. As described above under “Compensation Discussion and Analysis—Total Direct Compensation for our Executive Officers—Annual Incentive Plan,” the Post-Sale Period is the only period for which a cash incentive payment was made for our NEOs.

A-1

For the 12 Weeks Ended February 25, 2017
Net earnings (loss) from continuing operations	$6
Less: net earnings attributable to noncontrolling interests	(1)
Income tax (benefit) provision	(9)
Interest expense, net	40
Depreciation and amortization	48
LIFO (credit) charge	(2)
Pension settlement charges(1)	1
Asset impairment charges(2)	41
Adjusted EBITDA	$124

(1)
Pension settlement charges reflect accelerated amortization of accumulated actuarial loss associated with lump sum settlement payments made to certain deferred vested pension plan participants in the SUPERVALU Retirement Plan under a lump sum payment option window.

(2)	Asset impairment charges include non-cash charges related to our Retail business.
EXPENSE OPTIMIZATION
We define our Expense Optimization metric as Selling and administrative expenses as reported in our Consolidated Statements of Operations calculated in accordance with GAAP, less the following expenses included within Selling and administrative expenses: (i) Wholesale, Retail and corporate operating expenses (excluding occupancy, contracted services, travel and operating supplies); (ii) depreciation and amortization expense; (iii) pension income (expense); and (iv) publicly disclosed expenses and charges; less those revenues earned under the transition services agreements with Albertson’s included within Net sales, net of certain related costs; plus merchandising, procurement and other costs included within Cost of sales.
Expense Optimization primarily consists of our corporate overhead expenses that management has identified are controllable in nature, as compared to costs that are operational in nature. In determining the Expense Optimization measure, we have excluded the items identified immediately above from Selling and administrative expenses because they are generally operational, noncash and publicly disclosed items as determined by management.
Certain Retail store, distribution center and other operating expenses are excluded from our Expense Optimization metric because they are incurred at operating locations that fluctuate with operating revenue and are non-administrative in nature. Depreciation and amortization expense and pension income (expense) are excluded because they are non-cash items. Certain revenues from the transition services agreements with Albertson’s are offset against Selling and administrative expenses since administrative costs within the Expense Optimization metric are higher due to the overhead costs related to servicing these agreements. The items we have identified and adjusted out that are recorded in Selling and administrative expenses are excluded based on our assessment of whether these items are related to our on-going business performance, and which are also publicly identified and excluded from Adjusted EBITDA.
The following is a reconciliation of our Selling and administrative expenses as reported in accordance with GAAP to the non-GAAP measure of Expense Optimization:

For the 12 Weeks Ended February 25, 2017
Selling and administrative expenses, as reported	$400
Less expenses included within Selling and administrative expenses:
Wholesale, Retail and corporate operating expenses	(172)
Depreciation and amortization expense	(37)
Pension income	3
Asset impairment charge	(41)
Pension settlement charge	(1)
Other	(1)
Plus: Merchandising, procurement and other costs included within Cost of sales	38
Less: Transition services agreement revenues included within Net sales, net of certain related costs	(34)
Expense Optimization	$155

A-2

APPENDIX B
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
SUPERVALU INC.

I, Karla Robertson, certify that:

1.
The following resolution was duly adopted and approved by the Board of Directors of SUPERVALU INC. (the “Corporation”) at a meeting of the Board of Directors held on [•], 2017, in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware:

RESOLVED, that Article Fourth, Section 1 of the Restated Certificate of Incorporation of the Corporation be amended and restated as follows:

“Authorized Classes of Stock. That the total number of shares of stock which this Corporation is authorized to issue is [if 1:5 split: 81,000,000][if 1:6 split: 67,666,666][if 1:7 split: 58,142,857] shares, of which [if 1:5 split: 80,000,000][if 1:6 split: 66,666,666][if 1:7 split: 57,142,857] shares of the par value of $0.01 per share are designated Common Stock and 1,000,000 shares of no par value are designated Preferred Stock (herein referred to as “Preferred Stock”). Shares of any class of stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

Upon the effectiveness of this Certificate of Amendment (the “Effective Time”), each [if 1:5 split: 5][if 1:6 split: 6][if 1:7 split: 7] shares of the Corporation’s Common Stock issued and outstanding or held in treasury shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.01 per share, of the Corporation. No fractional shares will be issued. In lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing price of the Corporation’s Common Stock on the New York Stock Exchange on the trading day immediately prior to the Effective Time (as adjusted to give effect to the reverse stock split). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

2.
The foregoing amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware on [July 19], 2017, at an Annual Meeting of the Stockholders of the Corporation, and such amendment has not been subsequently modified or rescinded.

Dated: [•], 2017

Karla C. Robertson Executive Vice President, General Counsel and Corporate Secretary

B-1

SUPERVALU INC.
SUPERVALU INC. Headquarters
11840 Valley View Road
Eden Prairie, MN 55344
July 19, 2017 Annual Meeting of Stockholders
The Annual Meeting will begin at 9:30 a.m., Central Time, at the SUPERVALU Headquarters,
11840 Valley View Road
Eden Prairie, MN 55344
SUPERVALU INC.
Annual Meeting of
Stockholders
July 19, 2017 at 9:30 a.m. Central Time
Please bring a current
brokerage statement, letter from your stockbroker
or other proof of stock ownership to the meeting

SUPERVALU

SUPERVALU INC.
11840 VALLEY VIEW ROAD
EDEN PRAIRIE, MN 55344

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 18, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 18, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E30302-P95387 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUPERVALU INC.

The Board of Directors recommends you vote FOR all Director nominees under Item 1.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Donald R. Chappel	☐	☐	☐
1b. Irwin S. Cohen	☐	☐	☐
1c. Philip L. Francis	☐	☐	☐
1d. Mark Gross	☐	☐	☐
1e. Eric G. Johnson	☐	☐	☐
1f. Mathew M. Pendo	☐	☐	☐
1g. Francesca Ruiz de Luzuriaga	☐	☐	☐
1h. Frank A. Savage	☐	☐	☐
1i. Mary A. Winston	☐	☐	☐

The Board of Directors recommends you vote FOR Items 2, 3, and 5.

	For	Against	Abstain
2. Ratification of appointment of KPMG LLP as independent registered public accounting firm	☐	☐	☐
3. To approve, by non-binding vote, the executive compensation as disclosed in the proxy statement	☐	☐	☐
5. To authorize the Board of Directors, in its discretion, to amend our Restated Certificate of Incorporation to effect a reverse stock split of SUPERVALU common stock at a ratio of 1-for-5 to 1-for-7, such ratio to be determined by the Board of Directors	☐	☐	☐

The Board of Directors recommends you vote "1 YEAR" on the following item:	1 Year	2 Years	3 Years	Abstain
4. To recommend, by non-binding vote, the frequency of votes on executive compensation	☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

ANNUAL MEETING OF STOCKHOLDERS
July 19, 2017 9:30 a.m. Central Time
SUPERVALU INC. Headquarters
11840 Valley View Road
Eden Prairie, Minnesota 55344

This Proxy is solicited on behalf of the Board of Directors of the Company.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E30303-P95387

This Proxy is solicited on behalf of the Board of Directors of the Company.

As the stockholder named on this card, you hereby appoint Mark Gross and Karla C. Robertson, and each of them, as your proxy, with power of substitution, to vote the shares of SUPERVALU common stock at the Annual Meeting as directed on the reverse side. These proxies may also vote, in their discretion, upon all other matters that may properly come before the Annual Meeting, or any adjournment or adjournments thereof. The shares will be voted as if you were personally present at the Annual Meeting. All former proxies are revoked. **If not otherwise specified, the shares will be voted as recommended by the Board of Directors.**

Voting Instructions - You may vote by mail, telephone or Internet. Please follow the instructions on the reverse side of this card.

Householding - If you share the same address and last name as other SUPERVALU stockholders, only one copy of SUPERVALU's Annual Report and Proxy Statement or one copy of our Notice Regarding the Availability of Proxy Materials has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under a separate cover.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side.

V.1.1